    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 28, 1997

                                                    REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           KOFAX IMAGE PRODUCTS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                         3577                        33-0114967
(STATE OR OTHER JURISDICTION OF  (PRIMARY STANDARD INDUSTRIAL        (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)        IDENTIFICATION NO.)

                   3 JENNER STREET, IRVINE, CALIFORNIA 92618
                                 (714) 727-1733
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

              DAVID S. SILVER, CHAIRMAN OF THE BOARD AND PRESIDENT
                           KOFAX IMAGE PRODUCTS, INC.
                                3 JENNER STREET
                            IRVINE, CALIFORNIA 92618
                                 (714) 727-1733
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

              K.C. SCHAAF, ESQ.                            LIOR O. NUCHI, ESQ.
          CHRISTOPHER D. IVEY, ESQ.                      WILLIAM J. NEWELL, ESQ.
           WILLIAM E. GARRETT, ESQ.                         DAWN L. JUDD, ESQ.
             MARC G. ALCSER, ESQ.                         WENDY M. PIZARRO, ESQ.
      STRADLING, YOCCA, CARLSON & RAUTH,          MCCUTCHEN, DOYLE, BROWN & ENERSEN LLP
          A PROFESSIONAL CORPORATION                ONE EMBARCADERO CENTER, SUITE 200
     660 NEWPORT CENTER DRIVE, SUITE 1600                     2100 GENG ROAD
       NEWPORT BEACH, CALIFORNIA 92660                 PALO ALTO, CALIFORNIA 94303
                (714) 725-4000                                (415) 846-4000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

==============================================================================================
                                               PROPOSED MAXIMUM
TITLE OF EACH CLASS                                AGGREGATE                 AMOUNT OF
OF SECURITIES TO BE REGISTERED                 OFFERING PRICE(1)        REGISTRATION FEE(2)
----------------------------------------------------------------------------------------------
Common Stock ($0.001 par value)...........        $29,900,000                 $9,061
==============================================================================================

(1) Includes 300,000 shares of Common Stock that may be purchased by the Underwriters to cover over-allotments, if any.

(2) Estimated pursuant to Rule 457(o) solely for the purpose of calculating the registration fee.

                            -----------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                     SUBJECT TO COMPLETION AUGUST 28, 1997

PROSPECTUS

                                2,000,000 Shares

                                  [KOFAX LOGO]

                                  Common Stock
                            ------------------------

     Of the 2,000,000 shares of common stock (the "Common Stock"), offered hereby, 1,300,000 shares are being sold by Kofax Image Products, Inc. ("Kofax" or the "Company") and 700,000 shares are being sold by certain stockholders of the Company (the "Selling Stockholders"). The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. See "Principal and Selling Stockholders." Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price of the Common Stock will be between $11.00 and $13.00 per share. See "Underwriting" for the factors to be considered in determining the initial public offering price. Application has been made for quotation of the Common Stock on the Nasdaq National Market under the symbol "KOFX."
                            ------------------------

     THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
        HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
             SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                 ADEQUACY OF THIS PROSPECTUS. ANY
                 REPRESENTATION
                      TO THE CONTRARY IS A CRIMINAL
                      OFFENSE.

========================================================================================================
                                                     UNDERWRITING                        PROCEEDS TO
                                     PRICE TO       DISCOUNTS AND      PROCEEDS TO         SELLING
                                      PUBLIC        COMMISSIONS(1)      COMPANY(2)       STOCKHOLDERS
--------------------------------------------------------------------------------------------------------
Per Share.......................         $                $                 $                 $
--------------------------------------------------------------------------------------------------------
Total(3)........................         $                $                 $                 $
========================================================================================================

(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting offering expenses payable by the Company estimated at $800,000.

(3) Certain Selling Stockholders have granted the Underwriters a 30-day option to purchase up to an additional 300,000 shares of Common Stock solely to cover over-allotments, if any. If the Underwriters exercise this option in full, the total Price to Public, Underwriting Discounts and Commissions,
    Proceeds to Company and Proceeds to Selling Stockholders will be $       ,
    $       , $       and $       , respectively. See "Underwriting."
                            ------------------------

     The shares of Common Stock offered by this Prospectus are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the right of the Underwriters to reject orders in whole or in part. It is expected that delivery of the certificates for the Common Stock will be made at the offices of Needham & Company, Inc., New York,
New York, on or about             , 1997.
                            ------------------------
NEEDHAM & COMPANY, INC.                                         UNTERBERG HARRIS

               The date of this Prospectus is             , 1997

                                   [PICTURES]

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OF THE COMPANY, INCLUDING ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     The Company intends to furnish to its stockholders annual reports containing financial statements examined by an independent public accounting firm and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

     Kofax(R), KIPP(R), ImageControls(R), Ascent(R), Ascent Capture(R) and NetScan(R) are registered trademarks of the Company. StorageControls(TM), Adrenaline(TM) and Ascent Storage(TM) are trademarks of the Company and are the subject of pending trademark registration applications. Alliance(SM) and The Component Imaging Company(SM) are servicemarks of the Company and are the subject of pending servicemark registration applications. This prospectus also includes trademarks of companies other than the Company, whose mention herein is with due recognition of, and without intent to, misappropriate their marks.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information, including "Risk Factors," and Consolidated Financial Statements and Notes thereto, appearing elsewhere in this prospectus.

                                  THE COMPANY

     Kofax develops and markets hardware and software products for the imaging and document management market. The Company has increased its revenues every year since its founding in 1985 and believes that it is the leader in the image processing accelerator market it has historically served. The Company also believes that new products it has recently introduced, as well as products it plans to introduce in the next year, will significantly expand the size of the Company's addressable market.

     Document imaging systems improve efficiencies in paper intensive industries by converting paper documents into electronic images (a process called "capture") and managing the routing and storage of the document images. Examples of the beneficial use of document imaging include expediting loan application and insurance claim processing and speeding the processing of new drug applications to the FDA. According to International Data Corporation, software revenue for the imaging, workflow and document management industry was approximately $2.3 billion in 1996 and is projected to grow approximately 30% annually over the next four years.

     Kofax currently has two product lines -- component application software and scanner enhancement products, the latter of which consists primarily of image processing accelerators. The Company believes that both product lines are well positioned to take advantage of several major trends in the document imaging market:

- APPLICATION SOFTWARE. The document imaging market is transitioning from "closed" monolithic systems supplied by turnkey vendors to a market where VARs and system integrators integrate a set of software components from different vendors into complete solutions. Anticipating this trend, Kofax began developing its Ascent family of component software in early 1993. The first Ascent product, Ascent Capture, was designed to reduce the cost of scanning and indexing by using automated recognition techniques. In 1996 the Company introduced Ascent Storage, an application for managing image repositories on optical jukeboxes. These applications can be combined with software components from other vendors, such as document management software from Documentum, Inc., to form complete solutions. Revenue from Ascent products was $0.2 million in fiscal 1995, $2.1 million in fiscal 1996, and $5.2 million in fiscal 1997. The Company expects Ascent software to continue to grow as a share of revenue.

- IMAGE PROCESSING ACCELERATORS. As the speed and sophistication of imaging systems have increased, so too have the demands on image processing. To meet this demand, Kofax continues to advance its market leading family of hardware accelerators and software development tools that enable PCs to control high-speed scanners and perform complex image enhancement and recognition functions. Kofax expects that image processing accelerators will continue to account for a majority of its revenue over the next several years.

     Kofax's primary growth strategy is to expand its addressable markets by developing new products that leverage its core image processing technologies. To further this strategy, Kofax has recently introduced, and plans to introduce over the next 12 months, new products in each of its product lines. In late 1996, in response to the growth of the Internet and emerging collaborative applications, Kofax introduced a network scan server called NetScan that connects popular office scanners directly to a network and allows them to be shared among multiple users. Products currently in development include a new version of Ascent Capture that will allow the Company to address the substantial market for forms processing; a new version of Ascent Storage that requires no programming to implement and can be used with any standard Windows application; a SCSI version of the Company's accelerator boards that will address the growing SCSI scanner market; and the Company's first scanner-resident accelerator product, which will provide scanner manufacturers with a low-cost image processing board that provides enhanced functionality.

     Kofax sells its products through a network of over 50 technically skilled, independent distributors specializing in sales of document imaging products. This channel is supported by a 56 person sales, marketing, and technical support organization that targets VARs, system integrators, OEMs, and large end users to supplement the selling efforts of the Company's distributors.

                                  THE OFFERING

Common Stock offered by the Company.................  1,300,000 shares
Common Stock offered by the Selling Stockholders....  700,000 shares
Common Stock outstanding after the offering.........  5,294,258 shares(1)
Use of proceeds.....................................  For general corporate purposes. See
                                                      "Use of Proceeds."
Proposed Nasdaq National Market symbol..............  KOFX

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (in thousands, except per share data)

                                                               YEAR ENDED JUNE 30,
                                               ---------------------------------------------------
                                                1993       1994       1995       1996       1997
                                               -------    -------    -------    -------    -------
STATEMENT OF OPERATIONS DATA:
Net sales...................................   $15,773    $18,076    $21,085    $24,964    $29,266
Gross profit................................    10,361     11,682     13,867     17,038     21,546
Income (loss) from operations...............     1,657      1,970      2,643     (1,433)*    3,392
Net income (loss)...........................     1,298      1,492      1,811       (733)     2,135
Pro forma net income per share..............                                               $  0.50
Pro forma weighted average common shares....                                                 4,285

---------------
* In fiscal 1996, the Company took a one-time charge of $4,176,800 for acquired research and development costs.

                                                                             JUNE 30, 1997
                                                                     -----------------------------
                                                                     PRO FORMA(2)   AS ADJUSTED(3)
                                                                     ------------   --------------
BALANCE SHEET DATA:
Cash, cash equivalents and investments.............................    $  5,404        $ 18,291
Working capital....................................................       8,676          21,956
Total assets.......................................................      16,327          29,214
Long-term notes payable............................................         427              --
Total stockholders' equity(2)......................................      12,254          25,962

---------------

(1) Based on the number of shares of Common Stock outstanding as of June 30, 1997. Excludes 425,763 shares of Common Stock issuable upon exercise of stock options outstanding as of August 22, 1997 at a weighted average exercise price of $3.41 per share.

(2) Reflects on a pro forma basis the conversion of all outstanding shares of the Company's Redeemable Convertible Preferred Stock into Common Stock upon the closing of this offering on a one-for-one basis which results in an increase to actual stockholders' equity of $7,146,200.

(3) Adjusted to reflect the sale of the 1,300,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $12.00 per share and the application of the net proceeds therefrom. See "Capitalization."

                                ---------------

     Except as otherwise noted, all information in this prospectus (i) reflects the automatic conversion of all outstanding shares of the Company's Redeemable Convertible Preferred Stock into an aggregate of 2,667,002 shares of Common Stock upon the closing of this offering, (ii) assumes outstanding options to purchase shares of Common Stock have not been exercised and (iii) assumes the Underwriters' over-allotment option is not exercised. See "Description of Capital Stock" and "Underwriting."

     The Company was incorporated in California in August 1985 and reincorporated in Delaware in February, 1996. As used in this prospectus, references to the "Company" and "Kofax" refer to the Company, its predecessor entity and to its subsidiary. The principal executive offices of the Company are located at 3 Jenner Street, Irvine, California 92618, and the Company's telephone number is (714) 727-1733.

                                  RISK FACTORS

     This prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus. In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating the Company and its business before purchasing shares of Common Stock.

PROBABLE FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

     The Company's operating results have been, and its future operating results are expected to be, subject to fluctuations due to a number of factors, including the timing of orders from, and shipments to, major customers; the timing of new product introductions by the Company or its competitors; variations in the mix of products sold by the Company; changes in pricing policies by the Company, its competitors or its suppliers, including possible decreases in average selling prices of the Company's products in response to competitive pressures; product returns or price protection charges from customers; market acceptance of new and enhanced versions of the Company's products; the availability and cost of key components; the availability of manufacturing capacity; delays in the introduction of new products or product enhancements by the Company, the Company's competitors or other providers of hardware, software and components for the document imaging market; dependence upon capital spending budgets; fluctuations in general economic conditions; and the unpredictability of all of the foregoing. In addition, the Company has at times experienced quarter-to-quarter declines in net sales. The Company believes that these fluctuations in net sales result primarily from the budgeting and purchasing cycles of its customers and, during the summer months, from European holiday closures. As a result, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quarterly Results of Operations."

     The Company's expense levels are relatively fixed in the short term and are based on the Company's sales forecasts; however, because substantially all of the Company's net sales in each quarter result from orders received and shipped in that quarter, net sales are difficult for the Company to forecast accurately. The Company operates with little product backlog because its products are typically shipped shortly after orders are received. In addition, a significant portion of the Company's sales are made through indirect channels and are difficult to predict. Any significant reduction in customer demand in a particular quarter would therefore have an almost immediate adverse effect on the Company's operating results. If significant shortfalls were to occur between forecasted and actual orders, as has occurred in the past and as may occur in the future, the Company might not be able to reduce its expenses proportionately and in a timely manner. This could compound the resulting adverse effect on operating results. In addition, in order to promptly fill orders, the Company maintains inventories of finished goods and components with long lead times, which could result in writedowns of inventory in the future and could contribute to quarterly fluctuations in operating results. The Company's gross profit margins may be adversely affected by the introduction of new products and changes in product mix. Accordingly, there can be no assurance that the Company will be able to sustain its current gross profit margins. The Company also may reduce prices or increase spending in response to competition or to pursue new market opportunities, which may adversely affect the Company's operating results. Due to the foregoing factors, the Company's operating results may be below the expectations of public market analysts and investors in some future quarters, which would likely result in a decline in the trading price of the Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview" and "-- Quarterly Results of Operations."

DEPENDENCE ON A LIMITED NUMBER OF PRODUCTS FOR CURRENT AND FUTURE OPERATING RESULTS

     The Company focuses exclusively on document imaging hardware and software. Historically, the Company has derived substantially all of its net sales from its family of accelerator boards, software development tools and accessories. This family of products is expected to continue to account for a majority of the Company's net sales for the foreseeable future. The Company expects that as the family of accelerator boards and related products continues to mature, sales of these products will not continue to grow at historical rates, and there can be no assurance that the Company will be able to sustain the current level of growth of such sales. Any reduction in the demand for the Company's family of accelerator boards and related products due to introductions by the Company's competitors of products based on new technologies or new industry standards, a decline in the demand for computer systems or document imaging products, product obsolescence or any other reason would have a material adverse effect on the Company's business, operating results, cash flows and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Products."

     In January 1995, the Company introduced its Ascent line of document image processing application software for Microsoft Windows. The Company is directing a significant amount of its research and development expenditures to the development of its Ascent products, and plans to devote significant marketing efforts to promotion of its Ascent products and NetScan. The Company believes that its Ascent and NetScan products, together with other products under development, will contribute an increasing share of the Company's net sales in the future as the market for accelerator boards and related products continues to mature. Accordingly, the Company believes that its operating results will in the future become substantially dependent on the Company's ability to increase sales of its Ascent products, achieve market acceptance of new products under development and develop future products. There can be no assurance that the Company will be successful in increasing sales of its Ascent products, achieving market acceptance of its new products under development or develop additional products. Failure to increase sales of the Company's Ascent products, achieve market acceptance of products under development or develop additional products would have a material adverse effect on the Company's business, operating results, cash flows and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and
"Business -- Products."

DEPENDENCE ON DOCUMENT IMAGE PROCESSING MARKET AND COMPONENT SOFTWARE STRATEGY

     Substantially all of the Company's net sales have been attributable to sales of document imaging products, and these products are currently expected to account for substantially all of the Company's future net sales. The document imaging market is a rapidly evolving market. If the document imaging market fails to grow or grows more slowly than the Company currently anticipates, the Company's business, operating results and financial condition would be materially adversely affected. In addition, the Company has focused its product development efforts on a component software strategy rather than seeking to develop a complete turnkey imaging solution. If the component software approach does not continue to achieve significant market acceptance, or develops more slowly than the Company expects, the Company's business, operating results, cash flows and financial condition could be materially adversely affected. See "Business -- Industry Background."

RAPID TECHNOLOGICAL CHANGE

     The market for the Company's document image processing products is characterized by rapid technological advances, changes in end user requirements, frequent new product introductions and enhancements and evolving industry standards. The introduction of products embodying new technologies and the emergence of new industry standards could render the Company's existing products and products under development obsolete and unmarketable. For example, increasing speeds of future generation Pentium-class microprocessors in standard PCs could reduce demand for the Company's hardware accelerator products, which could have a material adverse effect upon the Company's business, operating results and financial condition. The Company's future success will depend upon its ability to address the increasingly sophisticated needs of its customers by enhancing its current products and by developing and introducing on a timely basis new products that lead or keep pace with technological developments and emerging industry standards, respond to evolving end user requirements and achieve market acceptance. Any failure by the Company to anticipate or adequately respond to technological developments or end user requirements, or any significant delays in product development or introduction could result in a loss of competitiveness or net sales. In the past, the

Company has experienced delays in the introduction of new products and product enhancements. There can be no assurance that the Company will be successful in developing and marketing product enhancements or new products on a timely basis or at all, that the Company will not experience difficulties that could delay or prevent the successful development, introduction and sale of these products, or that any of its new products and product enhancements will adequately meet the requirements of the marketplace and achieve market acceptance. If the Company is unable, for technological or any other reasons, to develop, introduce and sell its products in a timely manner, the Company's business, operating results and financial condition would be materially adversely affected. From time to time, the Company or its present or future competitors may announce new products, capabilities or technologies that have the potential to replace or shorten the life cycles of the Company's existing products. There can be no assurance that announcements of currently planned or other new products will not cause customers to delay or alter their purchasing decisions in anticipation of such products, which could have a material adverse effect on the Company's business, operating results, cash flows and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Products," "-- Competition" and "-- Technology/Research and Development."

IMPACT OF COMPETITION

     The market for document image processing hardware and software components is highly competitive and is characterized by rapid changes in technology and frequent introductions of new platforms and features. The Company expects competition to increase as other companies introduce additional and more competitive products in the developing document image processing market. In its accelerator board and developer toolkit business, the Company competes primarily with a number of small private companies. In its Ascent business, to which the Company is a relative newcomer, Kofax competes indirectly against large suppliers of turnkey systems, as well as directly with other component software vendors, more of whom are expected to enter the market over the next few years. Some of the Company's existing and potential competitors in the application software segment of the document imaging market have larger technical staffs, greater brand name recognition and market presence, more established and larger marketing and sales organizations, and substantially greater financial resources than the Company. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures faced by the Company will not have a material adverse effect on the Company's business, operating results, cash flows and financial condition.

     The Company believes that the competitive factors affecting the market for the Company's products include product performance, price and quality; product functionality and features; the availability of products for existing and future platforms; the ease of integration of the products with other hardware and software components of document imaging systems; and the quality of support services, product documentation and training. The relative importance of each of these factors depends upon the specific customer involved. There can be no assurance that the Company will be able to compete effectively with respect to any of these factors.

     The Company's present or future competitors may be able to develop products comparable or superior to those offered by the Company or adapt more quickly than the Company to new technologies or evolving customer requirements. In order to remain competitive in the document imaging market, the Company must respond to technological change, customer requirements, and competitors' current products, product enhancements and innovations. The Company introduced its Ascent line of application software products in January 1995, has recently developed its new generation of accelerator boards and is currently developing additional product enhancements to these products in an effort to address customer requirements and respond to technological changes. However, there can be no assurance that the Company will successfully complete the development or introduction of these products on a timely basis or that these products will achieve market acceptance. Accordingly, there can be no assurance that the Company will be able to continue to compete effectively in the document imaging market, that competition will not intensify or that future competition will not have a material adverse effect on the Company's business, operating results, cash flows and financial condition. See "Business -- Competition."

DEPENDENCE UPON DISTRIBUTION CHANNELS

     The Company relies heavily on its distributors and resellers for the marketing and distribution of its products. In fiscal 1997, three of the Company's distributors collectively accounted for approximately 38% of the Company's net sales. The concentration of sales to a limited number of distributors increases the credit risk of sales to such distributors. If one or more of the Company's principal distributors became insolvent, the Company's business, operating results and financial condition could be materially adversely affected. The Company's products are hardware and software components of complete document imaging systems. As such, sales of the Company's products depend, in significant part, upon purchases of document imaging systems, which include products supplied by vendors other than the Company. As a result, sales of the Company's products are subject to a variety of factors outside of the Company's control, including the ability of its resellers to successfully sell their complete solutions to end users. The Company's agreements with resellers and distributors are generally not exclusive and in many cases may be terminated by either party without cause. There can be no assurance that these resellers and distributors will continue to carry the Company's products or that they will give a high priority to the marketing of the Company's products. In addition, there can be no assurance that the Company will retain any of its current resellers or distributors or that, if the Company were to lose any reseller or distributor, the Company would be successful in recruiting replacement organizations to represent it. Any changes in the Company's distribution channels could materially adversely affect the Company's business, operating results, cash flows and financial condition. See "Business -- Sales and Distribution."

DEPENDENCE ON INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

     The Company currently holds no patents and relies on a combination of copyright, trademark and trade secret laws, employee and third-party nondisclosure agreements, licensing arrangements and other security measures (which afford only limited protection) to establish and protect its software, proprietary algorithms and other proprietary technology. There can be no assurance that the Company will be successful in protecting its proprietary technology, or that the Company's competitors will not independently develop products or technologies that are substantially equivalent or superior to the Company's products and technologies. It is possible that third parties will copy or reverse engineer portions of the Company's products or otherwise obtain and use information which the Company regards as proprietary. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as the laws of the United States. The failure or inability of the Company to protect its intellectual property rights could have a material adverse effect on its business, operating results and financial condition.

     The PC hardware and software industry is characterized by vigorous protection of intellectual property rights, which has resulted in significant and often protracted and expensive litigation. Litigation may be necessary to protect the Company's intellectual property rights and trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. There can be no assurance that infringement, invalidity, right to use or ownership claims by third parties will not be asserted against the Company in the future. The Company expects that it will increasingly be subject to such claims as the number of products and competitors in the document image processing market grows and the functionality of such products overlaps with other industry segments. If any claims or actions are asserted against the Company, the Company may seek to obtain a license under a third party's intellectual property rights. There can be no assurance, however, that a license will be available upon reasonable terms if at all. In addition, should the Company decide to litigate such claims, such litigation could be expensive, protracted and time consuming, could divert management's attention from other matters, could cause product shipment delays and could materially adversely affect the Company's business, operating results, cash flows and financial condition, regardless of the outcome of the litigation. See "Business -- Intellectual Property."

DEPENDENCE ON SUPPLIERS AND SUBCONTRACTORS

     The Company purchases circuit boards, integrated circuits and other components from third parties. The Company's dependence on third-party suppliers involves several risks, including limited control over pricing, availability, quality and delivery schedules. The Company is dependent on sole-source suppliers for ASICs and certain other components used in its products. The Company generally purchases sole-sourced components pursuant to purchase orders placed in the ordinary course of business and has no guaranteed supply arrangements with any of its sole-source suppliers. There can be no assurance that the Company will not experience quality control problems or supply shortages with respect to these components in the future. Any quality control problems or interruptions in supply with respect to one or more components could have a material adverse effect on the Company's business, operating results and financial condition. Because of the Company's reliance on these suppliers, the Company may also be subject to increases in component costs, which could materially adversely affect its business, operating results, cash flows and financial condition. See "Business -- Manufacturing and Suppliers."

     The Company relies on third-party subcontractors for the manufacture of certain of its products and components, such as cable assemblies and circuit boards. Reliance on third-party subcontractors involves several risks, including the potential inadequacy of capacity, the unavailability of or interruptions in access to certain process technologies and reduced control over product quality, delivery schedules, manufacturing yields and costs. Shortages of raw materials or production capacity constraints at the Company's subcontractors could negatively affect the Company's ability to meet its production obligations and result in increased prices for, or unavailability of, affected parts. Any such reduction, constraint or unavailability could result in delays in shipments of the Company's products or increases in the prices of components, either of which could have a material adverse effect on the Company's business, operating results, cash flows and financial condition. See "Business -- Manufacturing and Suppliers."

DEPENDENCE ON KEY PERSONNEL

     The Company's success depends on the continued service of key management personnel, including David S. Silver, Chief Executive Officer and Dean A. Hough, Vice President, Engineering. None of the Company's personnel is subject to an employment agreement with the Company. In addition, the competition to attract, retain and motivate qualified technical, sales and operations personnel is intense. The Company has at times experienced, and continues to experience, difficulty in recruiting qualified personnel, particularly in software development and customer support. There can be no assurance that the Company can retain its key personnel or attract other qualified personnel in the future. The failure to attract or retain such persons could have a material adverse effect on the Company's business, operating results, cash flows and financial condition. See "Business -- Employees" and "Management."

DEPENDENCE ON CAPITAL SPENDING

     Substantially all of the Company's net sales are derived from the sale of hardware and software components for use in document imaging systems purchased by end users such as large corporations and domestic and foreign governmental agencies. The decision to purchase a document imaging system generally involves a significant commitment of capital, with the attendant delays associated with significant capital expenditures. The Company's future success is directly dependent upon the capital expenditure budgets of its customers and the continued demand by such customers for document imaging systems. Certain industries that utilize document imaging systems, such as the financial services industry, are highly cyclical, and companies in such industries may experience economic downturns, which could lead to significant reductions in capital expenditures. In addition, many domestic and foreign governmental agencies have experienced budget deficits that have also led to significant reductions in capital expenditures. The Company's operations may in the future be subject to substantial period-to-period fluctuations as a consequence of such industry patterns and such factors affecting capital spending. There can be no assurance that any such decrease in capital spending will not have a material adverse effect on the Company's business, operating results, cash flows and financial condition.

RISKS ASSOCIATED WITH INTERNATIONAL SALES

     In fiscal 1995, 1996 and 1997, international sales represented approximately 36%, 36% and 34%, respectively, of the Company's net sales, and the Company believes that its future growth is dependent in part upon its ability to increase sales in international markets. The Company intends to attempt to continue to expand its operations outside of the United States and enter additional international markets, which will require significant management attention and financial resources. There can be no assurance, however, that the Company will be able to successfully maintain or expand its international sales. International sales are subject to inherent risks, including changes in regulatory requirements, tariffs and other barriers, fluctuating exchange rates, difficulties in staffing and managing foreign sales and support operations and the possibility of greater difficulty in accounts receivable collection. To date, the Company has avoided the risk of fluctuating exchange rates associated with international sales by selling its products in United States currency, however, there can be no assurance that the Company will be able to continue to do so. There can be no assurance that any of these factors will not have a material adverse effect on the Company's future international sales and, consequently, on the Company's business, operating results, cash flows and financial condition. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations -- Overview" and "-- Results of
Operations -- Net Sales."

RISK OF DEFECTS

     The Company has occasionally discovered errors or defects in its products after their commercial shipment. Although to date such defects and errors have not been significant, there can be no assurance that significant defects and errors will not be discovered in new products, existing products or in new versions or enhancements of existing products, and if discovered, will be successfully and timely corrected. Discovery of errors or defects in the Company's products after commercial shipment could result in adverse customer reaction, negative publicity regarding the Company or its products, a delay in or failure to achieve market acceptance or a diversion of management and product development resources, any of which could have a material adverse effect on the Company's business, operating results, cash flows and financial condition.

CONTROL BY MANAGEMENT AND EXISTING STOCKHOLDERS

     Upon consummation of this offering, the directors, executive officers and principal stockholders of the Company and their affiliates will, in the aggregate, own beneficially approximately 62% of the outstanding Common Stock (59% if the Underwriters' over-allotment option is exercised in full). These stockholders, acting together, will have the ability to control the election of the Company's directors and most other stockholders' actions and, as a result, direct the Company's affairs and business. Such concentration may have the effect of delaying or preventing a change of control of the Company. See "Principal and Selling Stockholders."

NO PRIOR PUBLIC MARKET; PROBABLE VOLATILITY OF STOCK PRICE

     Prior to this offering, there has been no public market for the Common Stock of the Company, and there can be no assurance that an active market will develop or be sustained after this offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price will be determined through negotiations among the Company, the Selling Stockholders and the representatives of the Underwriters and may not be indicative of future market prices. See "Underwriting." The market price of the Common Stock could be subject to wide fluctuations in response to quarter-to-quarter variations in operating results, changes in earnings estimates by analysts, announcements of technological innovations or new products by the Company or its competitors, general conditions in the software and computer industries or the document image processing market and other events or factors. In addition, the securities of many technology companies have experienced extreme price and volume fluctuations, which have often been unrelated to the operating performance of such companies. These conditions may adversely affect the market price of the Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

     Sales of substantial amounts of Common Stock in the public market following the offering made hereby could have an adverse effect on the market price of the Common Stock. Upon completion of this offering, the Company will have 5,294,258 shares of Common Stock outstanding, assuming no exercise of options after June 30, 1997. Of these shares, the 2,000,000 shares offered hereby (2,300,000 shares if the Underwriters'
over-allotment option is exercised in full) will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), unless purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act. The remaining 3,294,258 shares of Common Stock outstanding upon completion of this offering are "restricted securities" as that term is defined in Rule 144. Of these,
approximately           shares of Common Stock will be eligible for immediate
sale in reliance on Rule 144(k). These restricted shares may be sold in the public market only if registered or pursuant to an exemption from registration,
such as Rule 144 under the Securities Act. Holders of           shares of Common
Stock have agreed, pursuant to certain lock-up agreements, that for a period of 180 days after the date of this Prospectus they will not offer, sell, contract to sell, grant any option to sell or otherwise dispose of, directly or indirectly, any shares of Common Stock owned by them or that could be purchased by them through the exercise of options to purchase Common Stock, without the prior written consent of Needham & Company, Inc. Upon expiration of the lock-up
agreements, approximately           shares held by existing stockholders will be
eligible for sale, subject to the volume and other restrictions of Rule 144. As of August 22, 1997, 425,763 shares were subject to outstanding options to
purchase Common Stock, of which           shares are subject to the lock-up
agreements described above. Upon completion of this offering, the holders of 1,967,002 outstanding shares of Common Stock are entitled to certain demand and piggyback registration rights with respect to such shares, the exercise of which may have an adverse effect on the market price for the Common Stock or the Company's ability to raise needed capital. See "Description of Capital
Stock -- Registration Rights," "Shares Eligible for Future Sale" and "Underwriting."

DILUTION TO NEW INVESTORS

     The initial public offering price will be substantially higher than the book value per share of the Common Stock. Accordingly, investors purchasing shares of Common Stock in this offering will incur immediate and substantial net tangible book value dilution of $7.20 per share, assuming an initial public offering price of $12.00 per share. In addition, investors purchasing shares in this offering will incur additional dilution to the extent outstanding options are exercised. See "Dilution."

POTENTIAL EFFECT OF ANTI-TAKEOVER PROVISIONS

     The Company's Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences, qualifications, limitations and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock could have the effect of delaying or preventing a change of control. Further, Section 203 of the General Corporation Law of Delaware prohibits the Company from engaging in certain business combinations with interested stockholders. These provisions may have the effect of delaying or preventing a change in control of the Company without action by the stockholders, and could therefore adversely affect the price of the Common Stock. See "Description of Capital Stock."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 1,300,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $12.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, are estimated to be approximately $13,708,000. The Company will not receive any proceeds from the sale of shares of Common Stock offered by the Selling Stockholders.

     The Company will repay the outstanding amount under the Company's term loan credit facility which was $821,400 as of June 30, 1997. The outstanding balance of the term loan bears interest at the bank's prime rate plus 1.0%, matures on July 5, 1999, and was incurred for working capital purposes. The Company expects to use substantially all of the remaining net proceeds of this offering for working capital, to augment the Company's sales, marketing and technical support organization, and to increase the Company's funds available for general corporate purposes. A portion of the net proceeds may also be used for strategic acquisitions of businesses, products or technologies complementary to those of the Company. The Company is not currently a party to any commitments or agreements, and is not currently involved in any negotiations, with respect to any such acquisitions. The Company has not determined the amounts it plans to expend with respect to each of the listed uses or the timing of such expenditures. The amounts actually expended for each use may vary significantly depending on a number of factors, including future revenue growth, if any, the amount of cash generated or used by the Company's operations, the progress of the Company's product development efforts, technological advances, the status of competitive products and acquisition opportunities presented to the Company. Pending such uses, the net proceeds of this offering will be invested in short to medium-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on shares of its Common Stock. The Company currently anticipates that it will retain all available funds for use in the operation of its business, and does not intend to pay any cash dividends in the foreseeable future. Future cash dividends, if any, will be determined by the Board of Directors. The payment of cash dividends by the Company is restricted by the Company's current bank credit facilities, which contain restrictions prohibiting the Company from paying any cash dividends without the bank's prior approval, and future borrowings may contain similar restrictions.

                                 CAPITALIZATION

     The following table sets forth (i) the actual capitalization of the Company as of June 30, 1997, (ii) the pro forma capitalization of the Company, giving effect to the conversion of all outstanding shares of Redeemable Convertible Preferred Stock into shares of Common Stock, and (iii) the as adjusted capitalization of the Company after giving effect to the sale of 1,300,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $12.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company.

                                                                          JUNE 30, 1997
                                                               ------------------------------------
                                                               ACTUAL    PRO FORMA(1)   AS ADJUSTED
                                                               -------   ------------   -----------
                                                                          (IN THOUSANDS)
Long-term notes payable......................................  $   427     $    427       $    --
Redeemable Convertible Preferred Stock, $.001 par value;
  2,667,002 actual shares outstanding, no pro forma or as
  adjusted shares outstanding................................    7,146           --            --

Stockholders' equity:
  Preferred Stock, $.001 par value, 5,000,000 shares
     authorized; no shares issued or outstanding.............       --           --            --
  Common Stock, $.001 par value; 40,000,000 shares
     authorized; 1,327,256 actual shares outstanding and
     3,994,258 pro forma shares outstanding; 5,294,258 shares
     outstanding, as adjusted(2).............................      172        4,261        17,969
Retained earnings............................................    4,936        7,993         7,993
                                                               -------      -------       -------
  Total stockholders' equity.................................    5,108       12,254        25,962
                                                               -------      -------       -------
     Total capitalization....................................  $12,681     $ 12,681       $25,962
                                                               =======      =======       =======

---------------

(1) Reflects the conversion of all outstanding shares of the Company's Redeemable Convertible Preferred Stock into Common Stock on a one-for-one basis and an increase of approximately $3,057,000 in retained earnings and a decrease in the value of the Redeemable Convertible Preferred Stock for the cumulative accretion to the liquidation value of such Preferred Stock upon the closing of this offering.

(2) Excludes 425,763 shares of Common Stock issuable upon exercise of outstanding stock options as of August 22, 1997 at a weighted average exercise price of $3.41 per share. Also excludes a total of 641,650 additional shares of Common Stock reserved for future issuance under the Company's incentive stock plans. See "Management -- Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan," "-- Stock Option Plan for Non-Employee Directors" and "-- Employee Stock Purchase Plan."

                                    DILUTION

     The pro forma net tangible book value of the Company's Common Stock as of June 30, 1997 was $11,724,100, or $2.94 per share. Pro forma net tangible book value per share represents the amount of the Company's total tangible assets (total assets less $530,200 of intangible assets as of June 30, 1997) less total liabilities divided by the pro forma number of shares of Common Stock outstanding. Assuming the sale of the 1,300,000 shares offered by the Company hereby at an assumed initial public offering price of $12.00 per share and the application of the net proceeds therefrom, after deducting estimated offering expenses and underwriting discounts and commissions, the pro forma, as adjusted, net tangible book value of the Company as of June 30, 1997 would have been approximately $25,432,100, or $4.80 per share. This represents an immediate increase in the net tangible book value of $1.86 per share to existing stockholders and an immediate dilution in net tangible book value of $7.20 per share to purchasers of shares of Common Stock offered hereby. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............................            $12.00
     Pro forma net tangible book value per share as of June 30, 1997........  $2.94
     Increase in net tangible book value per share attributable to new
      investors.............................................................   1.86
                                                                              -----
Pro forma, as adjusted, net tangible book value per share after the
  offering..................................................................              4.80
                                                                                        ------
Dilution per share to new investors.........................................            $ 7.20
                                                                                        ======

     The following table summarizes, on a pro forma basis as of June 30, 1997, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by existing stockholders and by purchasers of the shares of Common Stock offered hereby at an assumed initial public offering price of $12.00 per share, before deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company:

                                             SHARES                      TOTAL
                                         PURCHASED(1)(2)           CONSIDERATION(3)
                                      ---------------------     -----------------------     AVERAGE PRICE
                                       NUMBER       PERCENT       AMOUNT        PERCENT       PER SHARE
                                      ---------     -------     -----------     -------     -------------
Existing Stockholders...............  3,994,258        75%      $ 4,261,600        21%         $  1.07
New Investors.......................  1,300,000        25        15,600,000        79            12.00
                                      ---------       ---       -----------       ---
          Total.....................  5,294,258       100%      $19,861,600       100%
                                      =========       ===       ===========       ===

---------------

(1) Sales by the Selling Stockholders in this offering will reduce the number of shares held by existing stockholders to 3,294,258 shares, or 62% of the total number of shares to be outstanding after this offering, and will increase the number of shares held by new investors to 2,000,000 shares, or 38% of the total shares of Common Stock outstanding after this offering. See "Principal and Selling Stockholders."

(2) The number of shares assumes (i) the conversion of all outstanding shares of Redeemable Convertible Preferred Stock into shares of Common Stock upon the closing of this offering, and (ii) no exercise of outstanding options. At August 22, 1997, 425,763 shares of Common Stock were subject to outstanding options at a weighted average exercise price of $3.41 per share. To the extent options are exercised, there will be further dilution to new investors. See "Management -- Executive Compensation" and Note 8 of Notes to Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data set forth below as of and for each of the five years in the period ended June 30, 1997 have been derived from the audited consolidated financial statements and notes thereto audited by Deloitte & Touche LLP, independent auditors, of which the consolidated financial statements and notes thereto as of June 30, 1996 and 1997 and for each of the three years in the period ended June 30, 1997 are included elsewhere in this Prospectus. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                             YEAR ENDED JUNE 30,
                                           -------------------------------------------------------
                                            1993        1994        1995        1996        1997
                                           -------     -------     -------     -------     -------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales................................  $15,773     $18,076     $21,085     $24,964     $29,266
Cost of sales............................    5,412       6,394       7,218       7,926       7,720
                                           -------     -------     -------     -------     -------
Gross profit.............................   10,361      11,682      13,867      17,038      21,546
  Operating expenses:
     Sales and marketing.................    4,095       4,817       5,977       7,456       9,565
     Research and development............    3,365       3,455       3,693       5,090       6,653
     General and administrative..........    1,244       1,440       1,554       1,748       1,936
     Acquired in-process research and
       development costs.................                                        4,177
                                           -------     -------     -------     -------     -------
          Total operating expenses.......    8,704       9,712      11,224      18,471      18,154
                                           -------     -------     -------     -------     -------
Income (loss) from operations............    1,657       1,970       2,643      (1,433)      3,392
Other income, net........................       69         108         264         200          69
                                           -------     -------     -------     -------     -------
Income (loss) before provision (benefit)
  for income taxes.......................    1,726       2,078       2,907      (1,233)      3,461
Provision (benefit) for income taxes.....      428         586       1,096        (500)      1,326
                                           -------     -------     -------     -------     -------
Net income (loss)........................  $ 1,298     $ 1,492     $ 1,811     $  (733)    $ 2,135
                                           =======     =======     =======     =======     =======
Pro forma net income per share...........                                                  $  0.50
                                                                                           =======
Pro forma weighted average common
  shares.................................                                                    4,285

                                                                  JUNE 30,
                                           -------------------------------------------------------
                                            1993        1994        1995        1996        1997
                                           -------     -------     -------     -------     -------
                                                               (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and investments...  $ 4,135     $ 5,119     $ 6,759     $ 3,514     $ 5,404
Working capital..........................    6,562       7,774       9,382       6,949       8,676
Total assets.............................    9,096      10,631      13,018      14,141      16,327
Long-term notes payable..................      267          53          15         799         427
Total stockholders' equity(1)............    7,507       9,008      10,832      10,106      12,254

---------------

(1) Includes amounts attributable to the outstanding shares of the Company's Redeemable Convertible Preferred Stock.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this prospectus. The following discussion should be read in conjunction with the Consolidated Financial Statements and Notes thereto included elsewhere herein.

OVERVIEW

     Kofax was founded in 1985 to develop image processing boards that could be added to personal computers to facilitate high-speed scanning, manipulation and printing of documents. The Company's first generation of PC-based scanner acceleration products, the KF-8200 series, was introduced in April 1987. The Company next developed a set of software development tools that allowed system integrators and independent software vendors to develop document capture and printing applications without the need for significant image processing expertise. The new software development tools, called KIPP Developers Toolkits, were targeted at Microsoft Windows developers and were introduced in 1990, together with a second generation of accelerator boards, the KF-9200 series. The current generation of toolkits, called ImageControls, is a set of 32-bit ActiveX controls for the Windows NT and Windows 95 environment. The fourth generation of hardware accelerators, the Adrenaline family, is expected to be released in the first quarter of fiscal 1998.

     In January 1995, the Company introduced its first application software product, Ascent Capture. Ascent Storage was introduced in January 1996. Ascent Capture and Ascent Storage are sold through the Company's existing reseller and system integrator channels. In October 1996, the Company introduced NetScan, a network scan server for workgroup scanning.

     The KIPP and Adrenaline families of products are expected to continue to account for a majority of the Company's net sales for the next several years. The Company also expects that its Ascent and NetScan products, together with other products under development, will contribute an increasing share of the Company's net sales in the future.

     Net sales represent gross sales less discounts, returns and adjustments. The Company's net sales have grown from $287,000 in fiscal 1987 to $29.3 million in fiscal 1997. The Company's revenue growth has resulted from the expansion of the document image processing market, as well as from the growing market acceptance of the Company's products. The Company typically ships its products within a short period after acceptance of purchase orders from distributors and other customers. Accordingly, the Company typically does not have a material backlog of unfilled orders at the end of any quarter. Net sales of scanner enhancement products (KIPP, Adrenaline, and NetScan collectively) amounted to 82.3% of fiscal 1997 revenue, of which NetScan contributed less than 1% of net sales. Net sales of Ascent component software products amounted to 17.7% of fiscal 1997 revenue compared to 8.5% in fiscal 1996 and 1.0% in fiscal 1995.

     International sales (primarily to western European countries) accounted for approximately 36%, 36% and 34% of net sales during fiscal 1995, 1996 and 1997, respectively. The Company sells its products primarily through a channel of distributors and resellers. Net sales through distribution amounted to 77% of fiscal 1997 revenue. The Company has five domestic and two European sales offices to support its distributors and resellers. Revenue from hardware and software sales are recognized at the time of shipment in accordance with AICPA Statement of Position 91-1, Software Revenue Recognition. Distributors have certain rights of return and exchange privileges. The Company's distributors generally do not stock significant amounts of inventory of the Company's products, as these products are typically incorporated by resellers into complete imaging and document management systems which are configured shortly before scheduled delivery to end-user customers. The Company records estimates for such rights of return and exchange privileges based on historical experience. The Company provides a warranty for its products against defects in materials and workmanship. A provision for estimated warranty costs is recorded at the time of sale.

     The Company has been profitable for the last 24 quarters, with the exception of the quarter ending December 1995, when $4,176,800 was charged to acquired in-process research and development expenses in connection with the acquisition of certain net assets of LaserData, Inc. ("LaserData"). See Note 3 of Notes to Consolidated Financial Statements.

     Cost of sales primarily consist of the costs of components and subassemblies, labor and manufacturing overhead and, with respect to the Company's software products, software duplication and royalty expenses. The Company believes that its gross margins reflect the relatively high software content of the Company's product mix. Sales and marketing expenses consist primarily of salaries and commissions, customer support, trade show, advertising and other promotional expenses. General and administrative expense consists of personnel costs for administration, finance, information systems, human resources and general management, as well as professional services.

     Research and development expenses consist primarily of personnel costs and overhead costs relating to occupancy. The Company's research and development personnel costs increased substantially in January 1996 because of the LaserData acquisition. Despite the fact that the Company's net sales have increased, research and development expenses as a percentage of net sales are relatively high because of the high software content of the Company's KIPP and Adrenaline family of products and the development of its Ascent application software products. The Company expects that research and development expenses will continue to increase in absolute amounts and will fluctuate as a percentage of net sales, depending upon the timing of material research and product development projects. As of June 30, 1997, the Company did not have any capitalized software development expenses. See Note 2 of Notes to Consolidated Financial Statements.

     The Company expects the effective tax rate in future periods to approximate the statutory rate.

RESULTS OF OPERATIONS

     The following table sets forth certain income and expense items as a percentage of net sales for the periods indicated.

                                                                     YEAR ENDED JUNE 30,
                                                                  -------------------------
                                                                  1995      1996      1997
                                                                  -----     -----     -----
    Net sales...................................................  100.0%    100.0%    100.0%
    Cost of sales...............................................   34.2      31.8      26.4
                                                                  -----     -----     -----
    Gross profit................................................   65.8      68.2      73.6
    Operating expenses:
      Sales and marketing.......................................   28.3      29.9      32.7
      Research and development..................................   17.5      20.4      22.7
      General and administrative................................    7.4       7.0       6.6
      Acquired in-process research and development costs........             16.7
                                                                  -----     -----     -----
              Total operating expenses..........................   53.2      74.0      62.0
                                                                  -----     -----     -----
    Income (loss) from operations...............................   12.6      (5.8)     11.6
    Other income, net...........................................    1.2       0.9       0.2
                                                                  -----     -----     -----
    Income (loss) before provision (benefit) for income taxes...   13.8      (4.9)     11.8
    Provision (benefit) for income taxes........................    5.2      (2.0)      4.5
                                                                  -----     -----     -----
    Net income (loss)...........................................    8.6%     (2.9%)     7.3%
                                                                  =====     =====     =====

     Net Sales. Net sales increased by 18.4% from $21.1 million in fiscal 1995 to $25.0 million in fiscal 1996. In fiscal 1997, net sales increased by 17.2%, to $29.3 million, from the prior fiscal year. The increase in fiscal 1996 net sales was primarily attributable to a $2.0 million increase in sales of the Company's KF-9275 high-end accelerator board, and $1.9 million from sales of Ascent products. The increase in fiscal 1997 net sales was primarily attributable to a $3.0 million increase in the sales of the Company's Ascent products.

     Gross Profit. As a percentage of net sales, gross profit represented 65.8%, 68.2% and 73.6% in fiscal 1995, 1996 and 1997, respectively. Increases in gross profit percentages over the past two years were primarily attributable to the increasing sales of the Company's Ascent software products, changes in accelerator board product mix and declining costs of DRAM components used in the Company's accelerator boards.

     Sales and Marketing. Sales and marketing expenses were $6.0 million, $7.5 million and $9.6 million in fiscal 1995, 1996 and 1997, respectively. As a percentage of net sales, sales and marketing expenses represented 28.3%, 29.9% and 32.7% in fiscal 1995, 1996 and 1997, respectively. The increase in fiscal 1996 was primarily attributable to additional sales and sales support personnel necessary to support the Ascent Component software products and Ascent reseller channel, and the establishment of a sales and support office in the U.K. The increase in fiscal 1997 was primarily attributable to increased personnel and marketing related expenses to launch NetScan, and the continued growth of personnel and advertising expenses for the Ascent Component software products. The Company expects that sales and marketing expenses will continue to increase in absolute dollar amounts and will fluctuate as a percentage of net sales.

     Research and Development. Research and development expenses were $3.7 million, $5.1 million and $6.7 million in fiscal 1995, 1996 and 1997, respectively. As a percentage of net sales, research and development expenses represented 17.5%, 20.4% and 22.7% in fiscal 1995, 1996 and 1997, respectively. The increase in research and development expenditures was primarily due to the acquisition of the Ascent Storage engineering group from LaserData effective January 1996 as well as increased engineering staffing for ImageControls, Adrenaline and NetScan product development. The Company expects that research and development expenses will continue to increase in absolute dollar amounts and will fluctuate as a percentage of net sales depending upon the timing of material research and development projects.

     General and Administrative. General and administrative expenses were $1.6 million, $1.7 million and $1.9 million in fiscal 1995, 1996 and 1997, respectively. As a percentage of net sales, general and administrative expenses were 7.4%, 7.0% and 6.6% in fiscal 1995, 1996 and 1997, respectively. The percentage decreases were attributable to this overhead being absorbed by a higher revenue base. The Company anticipates that it will incur increased general and administrative costs in the future related to the additional insurance and administrative requirements of a public company.

     Acquired In-Process Research and Development Costs. Acquired in-process research and development costs of $4.2 million in fiscal 1996 represented an allocation of a portion of the purchase price of the acquisition of certain net assets of LaserData to in-process research and development costs, that had no future alternative use, based on an independent appraisal.

QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth certain unaudited quarterly consolidated financial information for the fiscal years ended June 30, 1996 and 1997. In the opinion of management, this information has been presented on the same basis as the audited Consolidated Financial Statements appearing elsewhere in this Prospectus, and includes all adjustments, consisting only of normal recurring adjustments and accruals, that the Company considers necessary for a fair presentation. The operating results for any quarter are not necessarily indicative of the results to be expected for any future period. The unaudited quarterly information should be read in conjunction with the audited Consolidated Financial Statements and Notes thereto appearing elsewhere in this prospectus.

                                                                               QUARTER ENDED
                                          ---------------------------------------------------------------------------------------
                                                         FISCAL 1996                                  FISCAL 1997
                                          ------------------------------------------   ------------------------------------------
                                          SEPT. 30,   DEC. 31,   MAR. 31,   JUN. 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUN. 30,
                                            1995        1995       1996       1996       1996        1996       1997       1997
                                          ---------   --------   --------   --------   ---------   --------   --------   --------
                                                                              (IN THOUSANDS)
Net sales...............................   $ 5,624    $ 6,171     $6,445     $6,724     $ 6,581     $7,429     $7,648     $7,608
Cost of sales...........................     1,807      2,004      2,142      1,973       1,858      2,058      1,935      1,869
                                            ------    -------     ------     ------      ------     ------     ------     ------
Gross profit............................     3,817      4,167      4,303      4,751       4,723      5,371      5,713      5,739
Operating expenses:
  Sales and marketing...................     1,636      1,761      2,043      2,016       2,092      2,400      2,466      2,607
  Research and development..............     1,130      1,101      1,406      1,453       1,600      1,558      1,764      1,731
  General and administrative............       460        440        460        388         420        489        529        498
  Acquired in-process research and
    development costs...................        --      4,159         --         18          --         --         --         --
                                            ------    -------     ------     ------      ------     ------     ------     ------
      Total operating expenses..........     3,226      7,461      3,909      3,875       4,112      4,447      4,759      4,836
                                            ------    -------     ------     ------      ------     ------     ------     ------
Income (loss) from operations...........       591     (3,294)       394        876         611        924        954        903
Other income, net.......................        85         88          4         23          13          4         28         24
                                            ------    -------     ------     ------      ------     ------     ------     ------
Income (loss) before provision (benefit)
  for income taxes......................       676     (3,206)       398        899         624        928        982        927
Provision (benefit) for income taxes....       260     (1,234)       153        321         240        367        379        340
                                            ------    -------     ------     ------      ------     ------     ------     ------
Net income (loss).......................   $   416    $(1,972)    $  245     $  578     $   384     $  561     $  603     $  587
                                            ======    =======     ======     ======      ======     ======     ======     ======

     The following table sets forth certain income and expense items as a percentage of net sales for each quarter in fiscal 1996 and fiscal 1997.

                                                                               QUARTER ENDED
                                          ---------------------------------------------------------------------------------------
                                                         FISCAL 1996                                  FISCAL 1997
                                          ------------------------------------------   ------------------------------------------
                                          SEPT. 30,   DEC. 31,   MAR. 31,   JUN. 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUN. 30,
                                            1995        1995       1996       1996       1996        1996       1997       1997
                                          ---------   --------   --------   --------   ---------   --------   --------   --------
                                                                              (IN THOUSANDS)
Net sales...............................    100.0%      100.0%     100.0%     100.0%     100.0%      100.0%     100.0%     100.0%
Cost of sales...........................     32.1        32.5       33.2       29.3       28.2        27.7       25.3       24.6
                                            -----       -----      -----      -----      -----       -----      -----      -----
Gross profit............................     67.9        67.5       66.8       70.7       71.8        72.3       74.7       75.4
Operating expenses:
  Sales and marketing...................     29.1        28.5       31.7       30.0       31.8        32.3       32.2       34.3
  Research and development..............     20.1        17.9       21.8       21.6       24.3        21.0       23.1       22.7
  General and administrative............      8.2         7.1        7.2        5.8        6.4         6.6        6.9        6.5
  Acquired in-process research and
    development costs...................       --        67.4         --        0.3         --          --         --         --
                                            -----       -----      -----      -----      -----       -----      -----      -----
      Total operating expenses..........     57.4       120.9       60.7       57.7       62.5        59.9       62.2       63.5
                                            -----       -----      -----      -----      -----       -----      -----      -----
Income (loss) from operations...........     10.5       (53.4)       6.1       13.0        9.3        12.4       12.5       11.9
Other income, net.......................      1.5         1.4        0.1        0.4        0.2         0.1        0.4        0.3
                                            -----       -----      -----      -----      -----       -----      -----      -----
Income (loss) before provision (benefit)
  for income taxes......................     12.0       (52.0)       6.2       13.4        9.5        12.5       12.9       12.2
Provision (benefit) for income taxes....      4.6       (20.0)       2.4        4.8        3.7         4.9        5.0        4.5
                                            -----       -----      -----      -----      -----       -----      -----      -----
Net income (loss).......................      7.4%      (32.0%)      3.8%       8.6%       5.8%        7.6%       7.9%       7.7%
                                            =====       =====      =====      =====      =====       =====      =====      =====

     The Company's net sales sometimes experience sequential declines in the June and September quarters. In the quarter ended June 30, 1997, net sales and net income declined from the levels experienced in the quarter ended March 31, 1997, primarily due to weakness in demand for the Company's products in international markets.

     In the second half of each of fiscal 1996 and 1997, operating expenses increased significantly, both in absolute amounts and as a percentage of net sales, primarily due to increased product development expenses and increased sales and marketing expenses for advertising and promotion of Ascent Capture, Ascent Storage, and NetScan.

     The Company's past operating results have been, and its future operating results will be, subject to fluctuations due to a number of factors, including the timing of orders from, and shipments to, major customers; the timing of new product introductions by the Company or its competitors; variations in the mix of products sold by the Company; changes in pricing policies by the Company, its competitors or suppliers, including possible decreases in average selling prices of the Company's products in response to competitive pressures; product returns or price protection charges from customers; market acceptance of new and enhanced versions of the Company's products; the availability and cost of key components; the availability of manufacturing capacity; delays in the introduction of new products or product enhancements by the Company, the Company's competitors or other providers of hardware, software and components for the document imaging market; dependence upon capital spending budgets; and fluctuations in general economic conditions.

LIQUIDITY AND CAPITAL RESOURCES

     The Company financed its operations and capital requirements from 1986 through 1989 from the sale of approximately $4.0 million of preferred stock and, thereafter, through cash flows from operations. The Company's primary sources of funds at June 30, 1997 consisted of $5.4 million of cash, cash equivalents and short-term investments. In December 1995, $4.6 million of cash was used in connection with the acquisition of LaserData.

     The Company generated cash from operations of $3.7 million during fiscal 1997, primarily due to net income of $2.1 million and depreciation and amortization. During fiscal 1997, the Company used cash in investing activities of $3.3 million for capital expenditures and additions to short-term investments. The Company currently has no significant capital expenditure commitments.

     The Company has an unsecured $2.0 million revolving credit line with Silicon Valley Bank and as of June 30, 1997 had no outstanding balance under the revolving line of credit. The revolving line of credit expires in October 1997, and the Company intends to enter into negotiations with Silicon Valley Bank for the renewal of the line of credit. In January 1996, the Company entered into a three-year, $1,150,000 term loan. The proceeds from this offering will be used to prepay the term loan, which was $821,400 at June 30, 1997. See "Use of Proceeds."

     The Company believes that the net proceeds from the sale of Common Stock offered by the Company hereby, together with cash flow from operations, if any, existing cash balances and credit available under the Company's existing credit facility, will be sufficient to meet its cash requirements for at least the next 12 months.

                                    BUSINESS

     Kofax is a leading supplier of both document imaging application software and scanner enhancement products for the imaging and document management market. The Company specializes in the document capture segment of the market, which involves converting paper documents to digital electronic images, enhancing and indexing the images, and then compressing them for routing and storage. The Company's products are used in conjunction with industry standard personal computers and personal computer operating systems. The Company sells its products to a wide variety of document imaging solution providers including value-added resellers, system integrators, independent software vendors and computer companies.

INDUSTRY BACKGROUND

     Despite the proliferation of computers, the Association for Information and Image Management estimates that more than 90% of all business information continues to be stored on paper in file cabinets. In fact, data processing and word processing have created more paper rather than less.

     Document imaging systems are designed to increase operating efficiencies in paper intensive industries by converting paper documents into electronic images and then managing the routing and storage of these images. Some of the many uses of document imaging systems include expediting the processing of loan applications by financial institutions, processing of insurance claims, speeding the processing of new drug applications with the FDA for pharmaceutical companies, and archiving images for local government agencies such as land deed offices and tax assessors. According to International Data Corporation, software revenue for the imaging, workflow and document management industry was approximately $2.3 billion in 1996 and is projected to grow approximately 30% annually over the next four years.

     The benefits of imaging systems include saving companies money by providing less expensive storage of documents; improving customer service by allowing workers faster access to files; allowing multiple users to access files simultaneously; and providing remote access to documents via commercial telephone lines or the Internet.

     To allow documents to be electronically stored, retrieved and routed, most imaging systems perform the following five functions:

     - DOCUMENT CAPTURE performs the initial scanning and indexing of paper documents.

     - OPTICAL STORAGE is used for permanent storage of the scanned digital images.

     - RETRIEVAL AND DISPLAY software allows users to query the system and display stored images.

     - DOCUMENT MANAGEMENT provides centralized management and administration of large volumes of documents.

     - WORKFLOW allows for the automation of routine work processes by routing documents electronically throughout an organization.

     Document capture and optical storage are critical components of all document imaging systems. Document capture subsystems perform the initial scanning and conversion of paper documents into digital images as well as the indexing of the documents for later retrieval by the imaging system. Indexing is frequently assisted by optical character recognition (OCR), which recognizes typewritten characters and converts them into computer-readable text, and by image cleanup, which improves the accuracy of OCR and makes images more readable.

     Optical storage is the most commonly used method of permanently storing scanned images because of its low cost and high reliability. Optical disks and optical "jukeboxes" (robotic devices that manage large libraries of optical disks) are managed by specialized software that allows users to retrieve optical disks, read and write files from them, and perform automatic backups.

THE KOFAX SOLUTION

     Kofax develops, markets and supports document capture and image storage application software, image processing accelerators, and has more recently introduced a workgroup scanning product. The Company believes that its product lines are well positioned to take advantage of major trends in the document imaging market.

  Component Software

     Until the mid-1990s, most document imaging solutions were closed monolithic systems supplied by turnkey vendors. Beginning in 1995, however, specialized vendors began competing with these turnkey imaging systems by selling individual software components through networks of VARs and system integrators who would then integrate components from different vendors into a complete solution for end users. The diagram below shows the breaking down of monolithic integrated imaging systems into discrete component software applications.

                    EVOLUTION OF DOCUMENT IMAGING SOLUTIONS

             [MONOLITHIC TURNKEY DOCUMENT IMAGING SYSTEMS GRAPHIC]

   Although turnkey systems have the advantage of being supported by a single vendor, best of breed component applications systems have gained popularity due to their lower cost, greater flexibility, easier upgradability, and greater depth of features.

     Component systems have the advantage of being more flexible, less costly, and easier to upgrade than comparable turnkey systems. In an effort to capitalize on the component imaging trend, Kofax began shipping its Ascent family of component software applications in January 1995. The first Ascent application, Ascent Capture, was designed to reduce the cost of the scanning and indexing process, which is usually extremely labor intensive and therefore an expensive ongoing function of most imaging systems. Ascent Capture reduces manual labor by using automated recognition techniques such as optical character recognition (OCR) and bar code recognition and by automating the flow of images through the entire capture process. In addition, sophisticated validation techniques ensure the accuracy of the indexing process without requiring costly human intervention. In 1996, the Company introduced Ascent Storage, an application for managing image repositories on optical jukeboxes. In component based systems, applications such as Ascent Capture and Storage are combined by resellers and system integrators with other software components, such as document management software from Documentum, Inc., to form complete imaging and document management solutions.

  Increasing Demands for Image Processing

     Kofax's first products, image processing accelerators, were designed to give PCs sufficient processing power to operate high-speed scanners and then compress and store the resulting images. The acceptance of PCs as replacements for proprietary imaging workstations grew as Microsoft Windows became the most popular client software environment for document imaging applications and as PC-based LANs gained acceptance for large scale business applications.

     More recently, as the speed and sophistication of imaging systems has increased, so too have the requirements for image processing. To meet this demand, Kofax continues to provide a family of hardware accelerators and development tools that allow Pentium-class PCs to perform high-speed scanning, image cleanup, and recognition functions, including operations such as deskewing, despeckling, line removal, bar code recognition, and forms recognition. These functions, which have grown increasingly CPU intensive, make document images more readable, allow OCR to operate more accurately and decrease the storage requirements for compressed images. The following diagram illustrates the evolution of Kofax image processing accelerator technology.

                   EVOLUTION OF KOFAX ACCELERATOR TECHNOLOGY

                                    DIAGRAM

        As the demand for image processing functions in document capture applications has increased, Kofax has introduced successive generations of accelerators, each with the ability to perform additional functions without slowing down the scanner.

     In order to allow these image processing functions to operate at the rated speed of modern scanners (40 to 150 pages per minute), Kofax develops core algorithms that can be executed on the most cost-effective platform available in any particular system. This involves producing algorithms that execute variously on host PCs, on RISC processors embedded in hardware accelerators, on DSPs, or on proprietary ASICs. By balancing the execution of algorithms across these platforms, Kofax systems can perform multiple image processing functions simultaneously at speeds as high as 250 images per minute.

  Workgroup Scanning

     The growth of the Internet and the World Wide Web has spawned an increasing use of low-end color desktop scanners in departments as well as in smaller workgroups. Kofax has recently introduced a network scan server called NetScan that allows these scanners to be shared among multiple users.

     NetScan connects a flatbed scanner directly to a network and allows any individual in a workgroup to scan an image and have it routed directly back to his or her desktop or anywhere else on the network. These images can then be distributed to others at lower cost than express mail and higher quality than a fax or, can be inserted directly into any Windows application, such as a Web publishing tool or a word processor.

STRATEGY

     Kofax's primary growth strategy is to expand its addressable markets by developing new products that leverage its core image processing technologies.

  Expand Addressable Market for Component Software

     Kofax is expanding into two new markets related to document capture and optical storage in which it does not presently compete:

     - Forms processing involves capturing data from printed forms and storing the information in a database. Today, this data entry market is primarily manual, with workers reading paper documents and keying information into a mainframe database. Kofax plans to compete in this substantial market with a forth-coming version of Ascent Capture that performs image assisted data entry, in which paper forms are scanned, zoned, OCRed, and the data stored with little or no human participation. This software will make use of sophisticated forms recognition technology to automatically recognize different form types, zonal image cleanup algorithms to optimize different parts of the forms for the highest possible accuracy in automated recognition, handprint recognition techniques in addition to OCR (machine print) techniques, and automated validation procedures to ensure the accuracy of the index data.

     - Transparent storage is a method of managing optical devices that makes the device work like just another drive letter on a network. The current version of Ascent Storage can be used only with applications that have been written using a Kofax toolkit and is therefore limited to VARs and system integrators with programming skills and specialized requirements. In 1998 Kofax expects to introduce a transparent version of Ascent Storage for Windows NT networks that requires no programming and can be used with any standard Windows application. This will broaden the market for Ascent Storage to include Kofax's entire current distribution channel of VARs and distributors.

  Expand Addressable Market for Scanner Enhancement Products

     Currently, Kofax accelerator boards are PC-based controllers that are compatible only with scanners that use a proprietary interface known as a "video" interface. Kofax is applying its accelerator technology to two new markets, SCSI scanners and OEM scanner resident controllers:

     - SCSI scanners use the standard SCSI interface technology that is also used by hard disks and other common PC peripherals. This interface has grown more popular in the past three years, and in August 1997 Kofax introduced a new family of hardware accelerators that are compatible with both video and SCSI scanners. SCSI scanners make up about half the total market for high-speed document imaging scanners, and the Company believes that the introduction of these new accelerator boards will allow Kofax to aggressively compete in this market segment.

     - In addition to image processing functions performed by Kofax accelerators in host PCs, scanner manufacturers use specialized scanner resident image processing boards to perform certain types of basic image manipulation that are best executed on raw image data before it is passed to the PC. Kofax has developed advanced technologies that the Company believes will allow it to compete aggressively in this market on an OEM basis, providing scanner manufacturers with a low-cost image processing board that provides enhanced functionality.

  Pursue Workgroup Scanning

     Kofax intends to be a leader in the emerging product category of workgroup scanning, and plans to continue investing in NetScan and in certain follow-on products related to workgroup network scanning. Kofax believes that the growth of the Internet will continue to drive growth in the market for color desktop scanners, and that Kofax is well positioned to take advantage of this trend.

  Maintain and Expand Distribution Channels and Technical Support

     Kofax has pursued a two-tier distribution strategy for eight years and believes it has developed considerable expertise in selling to and supporting this channel. Kofax plans to continue investing heavily in products that can be effectively sold through VARs and distributors, and also plans to continue investing heavily in technical support, an area that it believes differentiates Kofax from its competitors.

PRODUCTS

     Kofax offers products in two basic areas, both aimed at the imaging and document management market:

     - Component Application Software. The Ascent family of component software applications today consists of Ascent Capture, a scanning and indexing application, and Ascent Storage, an optical storage manager for Windows NT and Novell NetWare networks.

     - Scanner Enhancement Products. This area includes the KIPP and Adrenaline families of PC-based hardware accelerators for scanning and image processing; developers' toolkits for scanning, image processing, and optical storage; NetScan, a box level product designed to connect a low-end scanner directly to a local area network; and OEM hardware designed to improve image quality inside a scanner.

  Component Application Software

     The Ascent family is a set of standalone software components designed to be used in conjunction with components from other vendors to form a complete document management system. Ascent applications are independent of both database and network operating system selection, allowing them to work in a high percentage of existing corporate IT environments. The first Ascent product commenced shipment in January 1995, and sales of Ascent products currently account for approximately 20% of the Company's overall net sales. The Company expects that its Ascent products will contribute an increasing share of the Company's net sales in the future. See "Risk Factors -- Dependence Upon Certain Products for Current and Future Operating Results."

     Ascent Capture is a batch-oriented document capture software application designed to process up to 100,000 documents per day at high throughput and low cost. The goal of Ascent Capture is to reduce the long-term operating cost of production document capture by incorporating key technologies that are normally found only in expensive turnkey imaging systems.

     Document capture is a sequential process that involves several steps, each of which typically executes on a workstation on a network. The diagram and table below explain each of the steps that make up a complete document capture subsystem.

-------------------------------------------------------------------------------------------
  OPERATION       DESCRIPTION                          ASCENT BENEFITS
-------------------------------------------------------------------------------------------
  Scanning       Converts paper documents into  Ascent Capture implements a batch scanning
                 compressed images.             system to increase throughput and reduce
                                                the number of scanners and scanner
                                                operators required.
-------------------------------------------------------------------------------------------
  OCR and Image  Cleans up image, reads and     Image processing cleans up the scanned
  Processing     retrieves index keywords.      image and makes OCR more accurate.
                                                Preprinted forms can be zoned and
                                                automatically indexed by optical character
                                                recognition of the zones.
-------------------------------------------------------------------------------------------
  Indexing and   Assigns index keywords to all  Bar codes can automate indexing and reduce
  Quality        documents so that they can be  hand keying. For manual indexing, input
  Assurance      retrieved later.               screens are designed for efficient "heads
                                                up" indexing. To ensure accuracy, custom
                                                validation rules can be enforced for each
                                                index field.
-------------------------------------------------------------------------------------------
  Rescanning     Sends poorly scanned           Ascent Capture keeps track of rejected
                 documents back to be           pages and allows rescanning of single pages
                 rescanned.                     within a batch. Rescanned pages are
                                                automatically inserted back into batches in
                                                the proper order.
-------------------------------------------------------------------------------------------
  Release        Exports images to long-term    Ascent Capture supports release of
                 storage and indexes to a       documents to standard optical systems and
                 permanent database.            common SQL databases. Database schema
                                                conversion is built into the Ascent Capture
                                                system.
-------------------------------------------------------------------------------------------

     In Ascent Capture, each of these operations is integrated via internal queues that provide scalability and flexibility. This allows Ascent Capture to be used in many different environments, from mid-range systems with only a few stations to enterprise installations with multiple scanners feeding multiple OCR, index, rescan and release stations. Ascent's internal routing system maximizes efficiency for every station and operator.

     A typical mid-range capture system consists of one or two scan/rescan stations and two to four stations performing image processing, OCR, indexing and release. Ascent Capture has a recommended end user list price of $7,995 for each high-end scan station, $3,495 for each mid-range scan station, and $2,495 for all other stations, such as OCR, indexing or release. An update service, available at a price equal to 15% of the software's list price, provides customers with software upgrades for a period of 12 months.

     The following diagram illustrates the flow of documents through an Ascent Capture system:

[The Ascent Capture Process]

     Ascent Storage is an optical storage manager for Windows NT and Novell NetWare networks. It works with applications written with the StorageControls toolkit and allows these applications to efficiently read and write files to an optical storage device on the network. Ascent Storage supports WORM (nonerasable) optical drives, MO (rewritable) drives, and optical jukeboxes that use mechanical robotics to swap libraries of optical disks into a single drive on an as-needed basis.

     The goal of Ascent Storage is to allow imaging applications to access optical storage, which is inherently slower than magnetic storage, in the most efficient possible way. Applications compatible with Ascent Storage can communicate directly with optical jukeboxes on the network and can intelligently pre-fetch archived files from optical to magnetic storage, providing users with the fastest possible file access. In addition, Ascent Storage allows system managers to manage off-line volumes (off-line disks that have been removed from the jukebox and stored on a shelf), make real time backups, and check the status and performance of all optical devices on their network.

     Ascent Storage is priced on a device basis. Each optical device on the network requires a separate Ascent Storage license, ranging in price from $995 for a standalone optical drive to $19,995 for a large optical jukebox. An update service, available at a price equal to 15% of the software's list price, provides customers with software upgrades for a period of 12 months.

  Scanner Enhancement Products

     Kofax manufactures a wide variety of hardware and toolkits designed to accelerate scanning and image processing functions on PCs.

     Kofax accelerator boards are used to connect high-speed scanners to PCs and perform critical image processing operations on the images after they are scanned. Kofax's recently announced fourth generation of accelerators, to be sold under the brand name Adrenaline, will contain memory, an on-board RISC processor, one or two DSP devices, and proprietary ASICs that will accelerate functions that are too processor intensive to execute efficiently on the PC's processor.

     Because standard processors commonly used in PCs are optimized to work on bytes rather than bits, even fast PCs driven by Pentium-class processors are poorly suited to perform image processing and are typically unable to perform complex image processing in real time. Kofax accelerators are designed primarily to optimize these image processing operations.

     Typical image processing functions performed by Kofax hardware accelerators include image deskewing, despeckling, deshading, line removal, edge enhancement, bar code recognition, forms recognition, and others, all of which execute in real time at scanner speeds of 40 to 150 pages per minute. The following diagram illustrates Kofax's scanner enhancement technologies.
                           [Image Processing System]

        The image processing engine used on the Adrenaline family of accelerator boards performs a variety of image processing functions that make images more readable, increase the accuracy of OCR, and reduce the compressed file size.

     The Adrenaline family will include four models with list prices of $3,500 and $1,500 for the two hardware models and prices of $1,100 and $400 for the two software engines. The hardware accelerators are generally used to connect scanners that run at 40 pages per minute and above while the software engines are entry level products that support only SCSI scanners and support speeds of up to about 30 pages per minute.

     Special versions of the hardware accelerators are available for IBM ImagePlus systems. These versions account for about 10% of total accelerator revenue. These IBM-specific products have list prices ranging from $4,000 to $9,000.

     Kofax currently sells two software toolkit products designed for system developers creating customized imaging and workflow solutions. The software toolkits provide a powerful and easy environment for developing custom document capture and document storage applications that take advantage of the features of Kofax hardware accelerators and optical storage management software.

     ImageControls is a set of 16-bit and 32-bit ActiveX controls designed for use with Visual Basic and Visual C++. Using ImageControls, developers can build applications that run on either Windows NT or Windows 95 workstations and perform high-speed scanning, printing, image display, image cleanup (deskew, despeckle, line removal, etc.), bar code recognition, and automatic forms recognition. Three versions of the toolkit are available, ranging in price from $1,000 to $5,000.

     StorageControls is a set of 32-bit ActiveX controls that allows developers to add to their applications the ability to read and write files directly to optical jukeboxes on Windows NT and Novell NetWare networks. StorageControls works in either a Visual Basic or Visual C++ environment and allows access both to standalone optical drives as well as high-volume optical jukeboxes. StorageControls is included in the high-end versions of ImageControls, and can also be purchased separately at a list price of $1,000.

     Developer toolkits do not contribute significant revenue to the Company but are an important part of its overall marketing strategy. When a Kofax toolkit is used to build an application, support is automatically built in for Kofax hardware accelerators (with ImageControls) or Kofax storage engines (with StorageControls). Sales of these products therefore depend heavily on gaining widespread use of Kofax toolkits among application developers in the imaging market.

     An internal development project, expected to result in shipments in 1998, is currently underway to produce a scanner resident image processing board that will be sold on an OEM basis to scanner vendors and shipped as an integral part of the scanner. This product will perform extremely high-speed functions designed to improve image quality inside the scanner before the image is delivered to the PC, by performing tasks such as grayscale thresholding, certain types of image manipulation and cleanup, and automatic page segmentation. Other functions will be added on a custom basis depending on the requirements of the particular OEM.

     NetScan is a small, box-level hardware device with communications software that connects any Hewlett Packard ScanJet scanner to a local area network. NetScan allows an entire workgroup to share a flatbed scanner, and its simple keypad interface makes it as easy to use as a fax machine. To use NetScan, users enter a personal ID code into the keypad, scan their document, and press the "Send" key. The scanned image is routed to their desktop via standard e-mail packages such as Microsoft Exchange or Lotus cc:Mail, at lower cost than express mail and higher quality than a fax.

     NetScan supports both color and black and white scanning and is commonly used either for electronic document distribution by scanning documents and routing them over the Internet, or for casual workgroup scanning of images for use in presentations, Web pages, advertising, and similar applications.

     NetScan began shipping in October 1996 and does not yet contribute substantial revenue to the Company. It is available through national distributors and mail order catalogs and has a suggested list price of $895.

TECHNOLOGY/RESEARCH AND DEVELOPMENT

     As of July 31, 1997, the Company's research and development group consisted of 59 employees, of which 49 persons manage, develop or test the Company's software products. During the fiscal years ended June 30, 1995, 1996 and 1997, research and development expenses were $3.7 million, $5.1 million and $6.7 million, respectively. The Company anticipates that it will continue to commit substantial resources to product development in the future. See "Risk
Factors -- Rapid Technological Change."

     As is common in the document imaging industry, the Company licenses various software from third parties and includes or uses such software in certain of the Company's application software products. To date, royalties payable under such license arrangements are less than 10% of the selling price of the software products.

  Algorithm Development

     An important aspect of the Company's research and development effort involves developing proprietary, state-of-the-art image processing algorithms. These algorithms are highly specialized and depend on a detailed knowledge of advanced mathematics and computational processes. These algorithms are encapsulated in proprietary ASICs, digital signal processor code and traditional C and assembly language code.

     The Company's library of algorithms covers two basic areas:

     Recognition. This includes algorithms such as bar code recognition, patch code detection and automatic forms recognition. These algorithms are widely used to automate the indexing of scanned documents, thus lowering the ongoing labor cost of the imaging operation.

     Image enhancement. These algorithms are used to clean up scanned images so that recognition operations run with greater accuracy. Image enhancement is used both to improve the Company's recognition functions as well as recognition functions performed by third party products, such as OCR and handprint recognition. This is a key area of development, as very small increases in OCR accuracy can save substantial amounts in annual operating costs for an imaging installation.

     A key part of this development is tuning the Company's algorithms for maximum speed. Customers typically prefer to perform image processing during scanning, which can only be done if all required algorithms execute in less time than it takes to scan a page (usually one second or less). The Company believes that its ability to perform image processing in real time is one of its key competitive advantages.

     The software development group includes engineers with significant design experience in applied and theoretical image processing, real-time operating systems, DOS and Windows operating systems, user interfaces, and embedded systems and firmware. The software development group was an early adopter of object oriented software development tools and now maintains an expanding base of reusable code. The hardware design group includes engineers with significant design experience in high-speed digital electronics, ASICs, field programmable gate arrays, computer buses, complex computer systems and design for manufacturability.

SALES AND DISTRIBUTION

     Kofax pursues a two-tier distribution strategy. During fiscal 1997, Kofax had over 50 stocking distributors in 32 countries who accounted for 76.6% of net sales. Most of the Company's distributors specialize in document image processing as either their sole business or as a major component of their business. In fiscal 1997, three of these distributors, Tech Data Corporation, Law-Cypress Distributing Co., and Cranel Inc. accounted for 14%, 14%, and 10%, respectively, of the Company's total net sales.

     In addition, the Company has a direct sales force that works closely with its distribution channel. Kofax maintains five sales offices in the U.S. staffed by technical sales managers and application engineers. The Company's European headquarters in London covers Western Europe, Eastern Europe, Africa and the Middle East. Two full-time sales people based in the Irvine, California office cover Asia and South America. In fiscal 1997, approximately 66% of net sales was generated in the United States, 25% in Europe and 9% in Asia, South America and the rest of the world.

     Kofax products generally reach the end user through the Company's two distribution channels. Each of these sales channels plays a different role in the Company's overall distribution strategy:

     Distributors. Most Kofax products flow initially through one of the Company's distributors. Distributors service a large base of VARs and resellers and are responsible for handling credit issues and for stocking product to provide quick shipping turnaround. The Company's distributors generally do not stock significant amounts of inventory of the Company's products, as these products are typically incorporated by resellers into complete imaging and document management systems which are configured shortly before scheduled delivery to end-user customers.

     VARs/Resellers. VARs and resellers typically integrate Kofax products into a specific market solution such as a health care or banking system that they sell to an existing base of customers. The Company has selected and trained over 300 Ascent Certified Resellers (ACRs) who incorporate the Company's application software components into complete document management systems. The ACRs are the primary focus of the Company's component software sales strategy and, accordingly, the Company is investing significantly in training and support of these resellers.

     Because NetScan is aimed at a broader audience than the Company's other products, it uses a different distribution model. NetScan is sold primarily through national distributors, rather than specialist imaging distributors, and is also available through several mail order catalog houses. In addition, NetScan is marketed by a direct inside sales telemarketing operation.

END USERS

     Although Kofax generally does not sell products directly to end users, the Company has an extensive and diverse list of end user customers who are serviced and supported by its distributors and resellers. The list below, which was derived from the Company's database of warranty registration cards received over the past year, is illustrative of the wide range of industries and organizations using the Company's products. There can be no assurance that any of the listed organizations have purchased a material amount of the Company's products or that they will purchase the Company's products in the future.

------------------------------  ------------------------------  ------------------------------
MANUFACTURING                   FINANCIAL/BANKING               SYSTEM INTEGRATORS
Kaiser Aluminum                 Franklin Templeton              EDS
Rubbermaid                      Home Federal Savings            Lucent Technologies
Siemens AG                      Sallie Mae                      Unisys

------------------------------  ------------------------------  ------------------------------
UTILITIES                       OIL AND CHEMICALS               STATE AND LOCAL GOVERNMENT
Kentucky Utilities Co.          British Petroleum               City of Minneapolis
St. Johns River Water Mgmt      Chevron                         Idaho Dept. of Health
Southern California Edison      Dow Chemical                    Kern County Auditor

------------------------------  ------------------------------  ------------------------------
ELECTRONICS                     SERVICES/DISTRIBUTION           EDUCATION
Digital Equipment Corp.         Automobile Club of So. Calif.   Calif. State University
                                                                Hayward
General Electric                Avis                            University of Oklahoma
Hewlett Packard                 Sysco                           University of Wisconsin

------------------------------  ------------------------------  ------------------------------
HEALTHCARE                      INSURANCE                       NATIONAL GOVERNMENT
Baxter Healthcare               Life Insurance Co. of Virginia  Royal Canadian Mounted Police
Blue Cross/Blue Shield          Midland Risk                    U.S. Marshal Service
Bristol-Meyers Squibb           New York Life Insurance         U.S. Navy

MARKETING

     The bulk of the Company's marketing efforts are aimed at generating short term leads for itself and its distribution partners. Promotional efforts are closely tracked and follow-up surveys help determine the effectiveness of various marketing programs. This process is automated and is designed to ensure that leads are fulfilled promptly and by the appropriate channel partner.

     Longer term marketing efforts include education of end users via periodic roadshows, trend and opinion articles placed in key publications, and meetings with industry analysts. The Company actively uses its marketing efforts to position itself as both a technological leader and an active supporter of industry trade associations and standards committees. Currently, the Company's Chief Executive Officer is vice-chair of the board of directors of the industry's largest trade association, the Association for Information and Image Management.

     The Company has several specialized marketing programs designed to reach specific audiences. The first three of these programs are used to promote the Ascent product family and are considered important to the long-term success of
Ascent:

     The Ascent Reseller Program is designed to attract qualified resellers for the Company's Ascent family of products. Resellers are accepted into the program if they meet a set of predefined criteria that includes a minimum level of technical expertise, experience in the imaging channel and payment of a $3,000 fee. Benefits of the program include demonstration software, free training, collateral materials, lead support and cooperative marketing funds.

     The Component Application Partner Program is aimed at other vendors in the imaging market who make products complementary to Ascent Capture and Ascent Storage. Companies are accepted into the program if they support the engineering work required to write an interface between Ascent and their products. Benefits include extensive technical support, cooperative marketing opportunities and reference sales.

     Training is provided for the Ascent product family to all qualified resellers and, for a fee, to interested end users. The basic training class is three days long and costs $1,495.

     The ImageControls ISV Program is targeted at independent software vendors and provides incentives for these vendors to use Kofax toolkits and support Kofax accelerators. Benefits of being in the program include reduced price software and hardware, lead support, cooperative advertising and inclusion in the Company's annual ISV catalog.

CUSTOMER SUPPORT

     The Company believes its ability to provide comprehensive service, support and training to its distributors, resellers and customers is an important factor in its business. A high level of continuing service and support is fundamental to helping developers, distributors and resellers be successful in selling and supporting the Company's products. The Company's customer support and training departments currently provide the following services:

     Technical Support. A support staff of 11 engineers provides telephone, fax and electronic mail support to the entire customer base. Additionally, authorized resellers and subscribers to the support service program have extended access to the Internet support site, which contains technical articles, programming tips and source code samples.

     Ascent Certified Resellers are entitled to full support under their reseller program while Ascent end users may purchase an annual support contract for $995. For software developers who purchase toolkit products, the Company provides four months of free technical support, after which annual support costs are between $795 and $995. End users of the Company's software and hardware engines may contact this group at no charge for routine product installation and configuration questions.

     Software Upgrades. Customers of the Company's developer software toolkit products receive free software upgrades as part of their subscription to the Company's technical support program. Customers of the Ascent application software products may purchase an update service for 15% of the product's list price, which provides the customer with software upgrades for a period of 12 months.

     Customer Education. The Company provides comprehensive product training to authorized resellers of the Company's Ascent family of application software products.

     Hardware Repair or Replacement. The Company provides a warranty on all of its hardware products for up to two years after installation. Customers with hardware problems during the warranty period may return their hardware directly to the Company, or in some cases to their local authorized distributor, for free repair or replacement. Customers with hardware problems not covered under warranty may purchase hardware repair service for a flat fee plus shipping costs.

     The Company maintains sales and support offices in the United States and Europe. The Company believes that existing field sales and support facilities are adequate to meet its current requirements. The

Company plans to continue to expand its field sales and support facilities worldwide where appropriate to further penetrate existing and new market opportunities.

COMPETITION

     In the imaging and document management industry, the market for scanner enhancement hardware and software application components is highly competitive and is characterized by rapid changes in technology and frequent introductions of new platforms and features. The Company expects competition to increase as other companies introduce additional and more competitive products in the emerging imaging and document management market. In its accelerator board and developer toolkit business, the Company competes primarily with a number of small private companies. In its Ascent business, Kofax competes indirectly against suppliers of turnkey systems as well as directly with other component software vendors, more of whom are expected to enter the market over the next few years. Some of the Company's existing competitors, as well as a number of potential competitors, in the document imaging application software segment of the market have larger technical staffs, greater brand name recognition and market presence, more established and larger marketing and sales organizations and substantially greater financial resources than the Company. There can be no assurance that the Company will be able to compete successfully against current and future competitors or that competitive pressures faced by the Company will not have a material adverse effect on the Company's business, operating results and financial condition.

     The Company believes that the competitive factors affecting the market for the Company's products include product performance, price and quality; product functionality and features; the availability of products for existing and future platforms; the ease of integration of the products with other hardware and software components of document imaging systems; and the quality of customer support services, documentation and training. The relative importance of each of these factors depends upon the specific end user involved. There can be no assurance that the Company will be able to compete effectively with respect to any of these factors.

     The Company's present or future competitors may be able to develop products comparable or superior to those offered by the Company or adapt more quickly than the Company to new technologies or evolving customer requirements. In order to remain successful in the imaging and document management market, the Company must respond to technological change, customer requirements and competitors' current products, product enhancements and innovations. In particular, the Company recently introduced its NetScan networked scan server product and is currently developing additional products and product enhancements in an effort to address customer requirements in response to technological changes. However, there can be no assurance that the Company will successfully complete the development or introduction of these products on a timely basis or that these products will achieve market acceptance. Accordingly, there can be no assurance that the Company will be able to continue to compete effectively in its market, that competition will not intensify or that future competition will not have a material adverse effect on the Company's business, operating results and financial condition.

INTELLECTUAL PROPERTY

     The Company believes that its success is strongly related to its reputation for technology, product innovation, technical competence, technical customer support and the response of management to customers' needs. The Company currently holds no patents and relies on a combination of copyright, trademark and trade secret laws, employee and third-party nondisclosure agreements, licensing arrangements and other security measures (which afford only limited protection) to establish and protect its software, proprietary algorithms and other proprietary technology. Despite these precautions, there can be no assurance that the Company will be successful in protecting its proprietary technology, or that the Company's competitors will not independently develop products or technologies that are substantially equivalent or superior to the Company's products and technologies. It is possible that unauthorized third parties will copy or reverse engineer portions of the Company's products or otherwise obtain and use information which the Company regards as proprietary. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as the laws of the United States. The failure or inability of the Company to protect its intellectual property rights could have a material adverse effect on its business, operating results and financial condition.

     The PC hardware and software industry is characterized by vigorous protection of intellectual property rights, which has resulted in significant and often protracted and expensive litigation. Litigation may be necessary to protect the Company's intellectual property rights and trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. There can be no assurance that infringement, invalidity, right to use or ownership claims by third parties will not be asserted against the Company in the future. The Company expects that it will increasingly be subject to such claims as the number of products and competitors in the document image processing market grows and the functionality of such products overlaps with other industry segments. If any claims or actions are asserted against the Company, the Company may seek to obtain a license under a third party's intellectual property rights. There can be no assurance, however, that a license will be available upon reasonable terms if at all. In addition, should the Company decide to litigate such claims, such litigation could be expensive, protracted and time consuming, could divert management's attention from other matters, could cause product shipment delays and could materially adversely affect the Company's business, operating results and financial condition, regardless of the outcome of the litigation.

MANUFACTURING AND SUPPLIERS

     The Company manufactures its products at its headquarters facility in Irvine, California. The Company's manufacturing strategy focuses on producing high quality products while controlling costs and maintaining the flexibility necessary to introduce new products quickly and react to changing customer demand. The Company's manufacturing operations consist primarily of materials and procurement management, functional testing and final assembly of products, burn-in, quality assurance and shipping. The Company employs one local independent subcontractor to perform printed circuit board level assembly. The Company purchases all components and raw materials and consigns them to its assembly subcontractor. Cable assemblies are purchased complete from a company that specializes in cable assembly manufacture. The Company has in-house software duplication capability, but also uses subcontractors for software duplication. Each of the Company's products undergoes thorough testing and quality inspection at the final assembly stages of production.

     The Company purchases circuit boards, integrated circuits and other components from third parties. The Company's dependence on third-party suppliers involves several risks, including limited control over pricing, availability, quality and delivery schedules. The Company is dependent on sole-source suppliers for ASICs and certain critical components used in its products. The Company generally purchases sole-sourced components pursuant to purchase orders placed in the ordinary course of business and has no guaranteed supply arrangements with any of its sole-source suppliers. There can be no assurance that the Company will not experience quality control problems or supply shortages for these components in the future. Although the Company has attempted to mitigate these risks by identifying alternate sources of sole-sourced components and buying significant safety stocks, any quality control problems or interruptions in supply with respect to one or more components could have a material adverse effect on the Company's business, operating results and financial condition. Because of the Company's reliance on these vendors, the Company may also be subject to increases in component costs which could materially adversely affect its business, operating results and financial condition.

     The Company relies on third-party subcontractors for the manufacture of certain of its products and components such as cable assemblies and circuit boards. Reliance on third-party subcontractors involves several risks, including the potential inadequacy of capacity, the unavailability of or interruptions in access to certain process technologies and reduced control over product quality, delivery schedules, manufacturing yields and costs. Shortages of raw materials to or production capacity constraints at the Company's subcontractors could negatively affect the Company's ability to meet its production obligations and result in increased prices for affected parts. Any such factor may result in delays in shipments of the Company's products or increases in the prices of components, either of which could have a material adverse effect on the Company's business, operating results and financial condition.

BACKLOG

     The Company typically ships its products within a short period after acceptance of purchase orders from distributors and other customers. Accordingly, the Company typically does not have a material backlog of unfilled orders, and net sales in any quarter are substantially dependent on orders booked in that quarter. Any significant weakening in customer demand would therefore have an almost immediate adverse impact on the Company's operating results and on the Company's ability to maintain profitability.

EMPLOYEES

     As of July 31, 1997, the Company employed 151 individuals, including 59 in research and development, 56 in sales, marketing and customer support, 14 in manufacturing and 22 in administration, finance and MIS. The Company regularly seeks to identify skilled engineering and other potential employee candidates, and has found that competition for qualified personnel in the computer software industry is intense. The Company believes that its ability to recruit and retain highly skilled technical and other management personnel will be critical to its ability to execute its business plans. None of the Company's employees is represented by a labor union or is subject to a collective bargaining agreement. The Company believes that its relations with its employees are good.

FACILITIES

     The Company leases approximately 44,000 square feet of space in Irvine, California, that serves as its headquarters. This space is used for research and development, manufacturing, sales and marketing, customer support and administration. The Company's lease expires in January 1999. The Company believes that it will reach the effective capacity of this space when its lease expires and will undertake to locate a new facility and to relocate its headquarters operations. The Company believes there are adequate amounts of affordable space in the nearby area; but expects that its rent expense will increase after fiscal 1998 as a result of this relocation. The Company also leases approximately 10,000 square feet of space in Tyngsboro, Massachusetts, which is occupied by the Ascent Storage development team. This lease expires in August 2000.

     The Company also maintains a number of sales and support offices in the United States and Europe. The Company believes that existing field sales and support facilities are adequate to meet its current requirements. The Company plans to continue to expand its field sales and support facilities worldwide where appropriate to further penetrate existing and new market opportunities.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company, and their ages as of July 31, 1997, are as follows:

               NAME                    AGE                 POSITION
-----------------------------------    ---     --------------------------------
David S. Silver....................    39      Chief Executive Officer,
                                               President and Chairman of the
                                               Board
Dean A. Hough......................    39      Vice President, Engineering and
                                               Director
Richard M. Murphy..................    50      Vice President, Sales
Ronald J. Fikert...................    48      Vice President, Finance, Chief
                                               Financial Officer and Secretary
Dennis Joyce.......................    50      Vice President, Operations
Kevin Drum.........................    38      Vice President, Marketing
Alexander P. Cilento(2)............    48      Director
William E. Drobish(2)..............    58      Director
Clifford L. Haas(1)................    40      Director
B. Allen Lay(1)....................    62      Director
David C. Seigle(1)(2)..............    57      Director

---------------

(1) Member of the Compensation Committee.

(2) Member of Audit Committee.

     David S. Silver co-founded the Company in August 1985 and has served as President and Chief Executive Officer and a director of the Company since its inception. From 1982 to 1985, Mr. Silver was employed by FileNet Corporation, a manufacturer of document image processing systems, as a member of the development team for the FileNet imaging system. Prior to 1982, Mr. Silver held various engineering positions with MAI Basic Four Corporation, a manufacturer of computer equipment and associated application software programs.

     Dean A. Hough co-founded the Company in August 1985 and has served as Vice President, Engineering and a director of the Company since its inception. From 1983 to 1985, Mr. Hough was employed by FileNet Corporation, where he participated in the development of a variety of the imaging components of the FileNet imaging system. Prior to 1983, Mr. Hough held various design and engineering positions with MAI Basic Four Corporation and Scientific Atlanta, a manufacturer of scientific instruments and equipment.

     Richard M. Murphy joined the Company as a Vice President, Sales in November 1989. From 1984 to 1989, Mr. Murphy held various sales management positions with Emulex Corporation, a manufacturer of computer storage, communications, graphics and peripheral products, where he served as Vice President, Domestic Sales from September 1987 to January 1989 and as Vice President, North American Sales from January 1989 to November 1989. Prior to 1984, Mr. Murphy held various sales positions with Hamilton-Avnet Electronics, Kierulff Electronics and Telefile Computer Products.

     Ronald J. Fikert joined the Company as Vice President, Finance in February 1990. From March 1989 to February 1990, Mr. Fikert worked as an independent management consultant. From 1984 to 1989, Mr. Fikert was employed by General Monitors, a manufacturer of sensing, monitoring and detection equipment, where he served as Controller. From 1979 to 1984, he was employed by Modular Command Systems, a manufacturer of electronic communications hardware and software, as Vice President, Finance and Secretary. Prior to joining Modular Command Systems, Mr. Fikert was Director of Finance for Esterline Electronics, a manufacturer of electronic products, and was an accountant with Arthur Andersen & Co. Mr. Fikert is a Certified Public Accountant.

     Dennis Joyce joined the Company as Director of Manufacturing in June 1989 and was promoted to Vice President, Operations in July 1994. From 1984 to 1989, Mr. Joyce was employed by FileNet Corporation as director of quality assurance and test engineering.

     Kevin Drum joined the Company in November 1992 and was promoted to Vice President, Marketing in July 1995. Prior to that time, his positions with the Company included Director of Marketing and Senior Product Manager. From 1984 to 1992, Mr. Drum was employed by Emulex Corporation, where he served as a senior product manager from 1988 to 1992.

     Alexander P. Cilento has been a member of the Company's Board of Directors since 1986. Since 1991, Mr. Cilento has been a General Partner of Aspen Venture Partners, a private venture capital investment partnership. From 1985 through 1991, Mr. Cilento was employed by 3i Securities Corporation, a venture capital investment firm, where he served as Vice President.

     William E. Drobish has been a member of the Company's Board of Directors since 1986. Since 1984, Dr. Drobish has been an instructor at the University of California, Irvine's Extension Program. Dr. Drobish was a founder, Vice President, director and Secretary of Silicon Systems, Inc., a manufacturer of integrated circuits. Dr. Drobish is also a director of Technology Modeling Associates, Inc., a provider of software that simulates the integrated circuit fabrication process.

     Clifford L. Haas has been a member of the Company's Board of Directors since 1987. Mr. Haas is a general partner of Sigma Partners and Sigma Associates, private venture capital investment partnerships, which he has been associated with since 1985.

     B. Allen Lay has been a member of the Company's Board of Directors since 1990. Since 1982, Mr. Lay has been a general partner of Southern California Ventures, a private venture capital investment partnership. Mr. Lay also serves as Chief Executive Officer and a director of Westbrae Natural, Inc., a natural foods company; and as a director of the following companies: PairGain Technologies, Inc., a provider of telecommunications products; Viasat, Inc., a provider of wireless telecommunications products; Helisys, Inc., a provider of rapid prototyping systems.

     David C. Seigle has been a member of the Company's Board of Directors since 1992. Mr. Seigle is president of Technology's Edge, a franchisor of technology integrators. From 1982 to 1991, Mr. Seigle was employed by FileNet Corporation in various positions, including Senior Vice President of International Operations from 1987 to 1991. Mr. Seigle is currently a director of Interface Systems, Inc., a manufacturer and distributor of computer peripherals and software. He is also a director of ImageMatrix Corporation which supplies work process management software to the health coverage provider market.

     The Board of Directors of the Company is currently composed of seven directors. All directors hold office until the next annual meeting of stockholders or until their successors are elected and qualified. Officers serve at the discretion of the Board of Directors. The Board of Directors has a Compensation Committee that recommends salaries and incentive compensation for executive officers of the Company and an Audit Committee that reviews the results and scope of the audit and other services provided by the Company's independent auditors.

     The Company's directors do not receive compensation for attendance at Board of Directors or committee meetings, but may be reimbursed for certain expenses in connection with attendance at board and committee meetings.

EXECUTIVE COMPENSATION

     The following table sets forth compensation earned during fiscal 1997, by the Company's Chief Executive Officer and the four other most highly compensated executive officers whose total salary and bonus during such year exceeded $100,000 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG-TERM
                                                    ANNUAL COMPENSATION                  COMPENSATION
                                         -----------------------------------------   ---------------------
                                                                   OTHER ANNUAL      SECURITIES UNDERLYING
      NAME AND PRINCIPAL POSITION        SALARY($)   BONUS($)   COMPENSATION($)(1)      OPTIONS/SARS(#)
---------------------------------------  ---------   --------   ------------------   ---------------------
David S. Silver........................  $ 135,000   $ 64,893          $750                       0
  President and Chief Executive Officer
Dean A. Hough..........................    114,078     21,083           750                       0
  Vice President, Engineering
Ronald J. Fikert.......................    103,843     23,908           750                   5,000
  Vice President -- Finance, Chief
  Financial Officer and Secretary
Richard Murphy.........................    100,000     76,761(2)        750                       0
  Vice President -- Sales
Kevin Drum.............................    102,290     22,295           750                  26,625
  Vice President -- Marketing

---------------

(1) Consists of matching payments made under its 401(k) Plan.

(2) Includes $59,895 in sales commissions earned by Mr. Murphy during fiscal
1997.

STOCK BENEFIT PLANS

  Stock Incentive Plan.

     The Company adopted an Amended and Restated Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan (the "1992 Plan") in September 1992. The 1992 Plan covers an aggregate of 1,250,000 shares of Common Stock. In November 1996, the 1992 Plan was terminated. In June 1996, the Company adopted its 1996 Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan (the "1996 Plan"). The 1996 Plan covers an aggregate of 800,000 shares of Common Stock.

     The 1992 Plan and the 1996 Plan (collectively, the "Plans") provide for the granting of "incentive stock options," within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), nonstatutory options and the sale of shares of restricted stock. Under the Plans, options to purchase shares of the Company's Common Stock and the right to purchase restricted shares of Common Stock may be granted to directors, officers and employees of the Company, except that incentive stock options may not be granted to non-employee directors. The Plans are administered by the Board of Directors. As of August 22, 1997, there were 425,763 options outstanding under the Plans at a weighted average exercise price of $3.41 per share, and 538,769 shares of restricted stock had been issued and sold under the Plans at a weighted average purchase price of $0.25 per share.

  Employee Stock Purchase Plan

     The Company's Employee Stock Purchase Plan (the "Purchase Plan") covering an aggregate of 150,000 shares of Common Stock was adopted by the Board of Directors and approved by the Company's stockholders in August 1997. The Purchase Plan, which is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code, will be implemented by twelve-month offerings with purchases occurring at three-month intervals commencing on the date of this Prospectus. The Purchase Plan will be administered by the Board of Directors. The Purchase Plan permits eligible employees to purchase

Common Stock through payroll deductions, which may not exceed 15% of an employee's compensation. The price of stock purchased under the Purchase Plan will be 85% of the lower of the fair market value of the Common Stock at the beginning of the offering period or on the applicable purchase date.

  Stock Option Plan for Non-Employee Directors

     In August 1997, the Company adopted its 1997 Stock Option Plan for Non-Employee Directors (the "Director Plan"), covering an aggregate of 100,000 shares of Common Stock. Under the Director Plan, each non-employee director of the Company who was a director of the Company on August 31, 1997, or who is thereafter elected as a director during the term of the Director Plan, shall be granted an option consisting of 10,000 shares of Common Stock, which option shall vest and become exercisable at the rate of 25% per year over the four-year period following the grant date. The initial option grants under the Director Plan shall be made at the effective date of this offering at the initial public offering price. The exercise price of options granted under the Director Plan shall be 100% of the fair market value of the Common Stock on the date of grant, and such options shall have a term of ten years. In addition, upon the expiration of each four-year period during a non-employee director's term of office, such non-employee director shall receive an additional option covering 10,000 shares of Common Stock, with the same vesting schedule, subject to the limitations set forth in the Director Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1997, decisions regarding executive compensation were made by the Compensation Committee of the Board of Directors, which consisted of Clifford L. Haas, B. Allen Lay and David C. Seigle, none of whom are, or have at any time been, an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

     No members of the Company's Board of Directors have entered into transactions with the Company during the period from July 1, 1994 to the date of this prospectus.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     The Company's Bylaws provide that the Company will indemnify its directors and officers and may indemnify its employees and other agents to the fullest extent permitted by law. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence by indemnified parties, and permits the Company to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification. Prior to the closing of this offering, the Company expects to have in place liability insurance for its officers and directors.

     In addition, the Company's Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

     The Company has entered into separate indemnification agreements with its directors and officers. These agreements require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from actions not taken in good faith or in a manner the indemnitee believed to be opposed to the best interests of the

Company) to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified and to obtain directors' insurance if available on reasonable terms. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. The Company believes that its Certificate of Incorporation and Bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

                              CERTAIN TRANSACTIONS

     The Company did not enter into any transactions with its executive officers, directors and principal stockholders during the period from July 1, 1994 to the date of this prospectus.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth the beneficial ownership of the Common Stock as of July 31, 1997 by (i) each person or entity known to the Company to own beneficially 5% or more of the outstanding shares of Common Stock, (ii) each of the Company's directors, (iii) each of the Named Executive Officers, (iv) the Selling Stockholders and (v) by all directors and executive officers of the Company as a group. The information as to each person or entity has been furnished by such person or entity.

                                         SHARES BENEFICIALLY                        SHARES BENEFICIALLY
                                                OWNED                                      OWNED
                                        PRIOR TO OFFERING(1)       NUMBER OF          AFTER OFFERING
                                        ---------------------     SHARES BEING     ---------------------
NAME AND ADDRESS OF BENEFICIAL OWNERS    NUMBER       PERCENT       OFFERED         NUMBER       PERCENT
--------------------------------------  ---------     -------     ------------     ---------     -------
Aspen Venture Partners, L.P.(2).......  1,061,059       26.6         285,479         775,580       14.6
  1000 Fremont Avenue, Suite V
  Los Altos, CA 94024
Sigma Partners(3).....................    700,000(4)    17.5         188,330         511,670        9.7
  Sigma Associates
  2884 Sand Hill Road, Suite 121
  Menlo Park, CA 94025
Southern California Ventures(5).......    614,392       15.4         165,304         449,088        8.5
  406 Amapola Avenue, Suite 205
  Torrance, CA 90501
Drobish Family Trust..................    156,667        3.9          36,667         120,000        2.3
David S. Silver.......................    375,000        9.4              --         375,000        7.1
  3 Jenner Street,
  Irvine, California 92618
Dean A. Hough.........................    375,000        9.4              --         375,000        7.1
  3 Jenner Street,
  Irvine, California 92618
David C. Seigle.......................     10,000       *                 --          10,000          *
Ronald J. Fikert(6)...................     40,000        1.0              --          40,000          *
Kevin Drum(7).........................     25,625       *                 --          25,625          *
Richard Murphy........................     50,000        1.3              --          50,000          *
Avery Trust...........................     45,000        1.1          12,110          32,890          *
Overland Enterprises, Ltd. ...........     45,000        1.1          12,110          32,890          *
Alexander P. Cilento(8)...............  1,061,059       26.6         285,479         775,580       14.6
  c/o Aspen Venture Partners, L.P.
  1000 Fremont Avenue, Suite V
  Los Altos, CA 94024
Clifford L. Haas(9)...................    700,000(4)    17.5         188,330         511,670        9.7
  c/o Sigma Partners
  Sigma Associates
  2884 Sand Hill Road, Suite 121
  Menlo Park, CA 94025
B. Allen Lay(10)......................    614,392       15.4         165,304         449,088        8.5
  c/o Southern California Ventures
  406 Amapola Avenue, Suite 205
  Torrance, CA 90501
All executive officers and directors
  as a group (11 persons)(11)(12).....  3,425,868       85.8         675,780       2,750,088       51.9

---------------

  *  Less than 1%

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options currently exercisable, or exercisable within 60 days of the date hereof, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

 (2) Alexander P. Cilento is a General Partner of Aspen Venture Partners, L.P. and, accordingly, may be deemed to beneficially own such shares. Mr. Cilento disclaims beneficial ownership of the shares owned by Aspen Venture Partners, L.P., except to the extent of his pecuniary interest therein.

 (3) Clifford L. Haas is a General Partner of Sigma Partners and Sigma Associates and, accordingly, may be deemed to beneficially own such shares. Mr. Haas disclaims beneficial ownership of the shares owned by Sigma Partners and Sigma Associates, except to the extent of his pecuniary interest therein.

 (4) Includes 651,300 shares beneficially owned by Sigma Partners and 48,700 shares beneficially owned by Sigma Associates. Each such entity disclaims beneficial ownership of the shares held by the other entity.

 (5) B. Allen Lay is a General Partner of Southern California Ventures and, accordingly, may be deemed to beneficially own such shares. Mr. Lay disclaims beneficial ownership of the shares owned by Southern California Ventures, except to the extent of his pecuniary interest therein.

 (6) Includes 2,500 shares of Common Stock subject to options exercisable within 60 days from the date hereof.

 (7) Consists of shares subject to options exercisable within 60 days from the date hereof.

 (8) Mr. Cilento, a director of the Company, is a General Partner of Aspen Venture Partners, L.P. Mr. Cilento disclaims beneficial ownership of the shares held by Aspen Venture Partners, L.P. except to the extent of his pecuniary interest arising from his partnership interest in Aspen Venture Partners, L.P.

 (9) Mr. Haas, a director of the Company, is a General Partner of Sigma Partners and Sigma Associates. Mr. Haas disclaims beneficial ownership of the shares held by Sigma Partners and Sigma Associates, except to the extent of his pecuniary interest arising from his partnership interests in Sigma Partners and Sigma Associates.

(10) Mr. Lay, a director of the Company, is a General Partner of Southern California Ventures. Mr. Lay disclaims beneficial ownership of the shares held by Southern California Ventures except to the extent of his pecuniary interest arising from his partnership interest in Southern California Ventures.

(11) Excludes all shares owned of record by Aspen Venture Partners, L.P., Sigma Partners, Sigma Associates and Southern California Ventures, as to which the respective affiliated directors disclaim beneficial ownership.

(12) Includes 30,625 shares of Common Stock subject to options exercisable within 60 days from the date hereof.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 40,000,000 shares of Common Stock, $0.001 par value, and 5,000,000 shares of Preferred Stock, $0.001 par value.

COMMON STOCK

     As of June 30, 1997, there were 1,327,256 shares of Common Stock outstanding held of record by 150 stockholders. There will be 5,294,258 shares of Common Stock outstanding after giving effect to the sale of the shares of Common Stock offered by the Company hereby and the conversion of the Company's Series A, Series B and Series C Preferred Stock.

     Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to the holders of outstanding shares of Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of liquidation, dissolution or winding up of the Company, and subject to the prior distribution rights of the holders of outstanding shares of Preferred Stock, if any, the holders of shares of Common Stock shall be entitled to receive pro rata all of the remaining assets of the Company available for distribution to its stockholders. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable, and shares of Common Stock to be issued pursuant to this offering shall be fully paid and nonassessable.

PREFERRED STOCK

     Upon the closing of this offering, no shares of Preferred Stock will be outstanding. The Board of Directors has the authority, without further action by the stockholders, to issue shares of Preferred Stock in one or more series and to fix the rights, preferences and privileges thereof, including dividend rates and preferences, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. Although it presently has no intention to do so, the Board of Directors, without stockholder approval, could issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock. The issuance of Preferred Stock may also have the effect of delaying or preventing a change of control of the Company.

REGISTRATION RIGHTS

     Pursuant to the First Restated Registration Rights Agreement, dated as of March 6, 1989 (the "Registration Rights Agreement"), the holders of 1,967,002 outstanding shares of Common Stock (upon the closing of this offering) are entitled to certain demand registration rights with respect to such shares (the "Registrable Securities"), subject to the terms and conditions of the Registration Rights Agreement. Under the Registration Rights Agreement, subject to certain exceptions, the holders of at least 33% of the Registrable Securities may require the Company to use its best efforts to register on two occasions the Registrable Securities for public resale, subject to the underwriters' marketing limitation. In addition, subject to certain exceptions, holders of Registrable Securities may require the Company to use its best efforts to register on four occasions Registrable Securities on Form S-3 for public resale. In addition, whenever the Company proposes to register any of its securities under the Securities Act, holders of Registrable Securities are entitled to notice of each such registration and to include their Registrable Securities in such registration, subject to certain restrictions, including any proposed underwriter's right to limit the number of shares being registered. The Company is required to bear all registration expenses in connection with the registration of Registrable Securities in two demand registrations, four Form S-3 registrations and all Company registrations. All selling expenses related to securities registered by the holders are required to be paid by the holders. The Company is required to indemnify the holders of such Registrable Securities and the underwriters for such holders, if any, under certain circumstances.

     Registration rights may be transferred only to a transferee of Registrable Securities who, in connection with such transfer, acquires at least the lesser of 50,000 shares, or all of the transferor's shares. The registration rights may be amended or waived only with the written consent of the Company and the holders of at least two-thirds of the Registrable Securities then issuable and outstanding.

     The holders of Registrable Securities other than the Selling Stockholders have waived any rights to include any Registrable Securities in this offering.

DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless either
(i) prior to the date at which the person becomes an interested stockholder, the Board of Directors approves such transaction or business combination, (ii) the stockholder acquires more than 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers or held in certain employee stock plans) upon consummation of such transaction, or (iii) the business combination is approved by the Board of Directors and by two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of stockholders (and not by written consent). A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to such interested stockholder. For purposes of Section 203, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

     The Company's Restated Certificate of Incorporation includes a provision that allows the Board of Directors to issue Preferred Stock in one or more series with such voting rights and other provisions as the Board of Directors may determine. This provision may be deemed to have a potential anti-takeover effect and the issuance of Preferred Stock in accordance with such provisions may delay or prevent a change of control of the Company. See "Preferred Stock."

STOCK TRANSFER AGENT AND REGISTRAR

     The stock transfer agent and registrar for the Company's Common Stock is U.S. Stock Transfer Corporation.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to the offering, there has been no public market for the Common Stock. Future sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices and adversely affect the Company's ability to raise additional capital in the capital markets at a time and price favorable to the Company.

     Upon completion of the offering, the Company will have 5,294,258 shares of Common Stock outstanding. Of these shares, the 2,000,000 shares sold in the offering will be freely tradable without restriction or further registration under the Securities Act, unless they are purchased by "affiliates" of the Company as that term is used under the Securities Act. The remaining 3,294,258 shares held by existing stockholders will be "restricted securities" as defined in Rule 144 under the Securities Act ("Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 promulgated under the Securities Act, which is summarized below. Sales of Restricted Shares in the public market, or the availability of such shares for sale, could adversely affect the market price of the Common Stock.

     All officers, directors and certain stockholders and option holders have agreed with the Underwriters that they will not sell any Common Stock owned by them for a period of 180 days after the effective date of the offering without the prior written consent of Needham & Company, Inc. Of the 3,294,258 shares
held by existing shareholders,           shares of Common Stock are subject to
the 180-day lock-up. Upon the
expiration of the 180-day lock-up (or earlier upon the consent of Needham &
Company, Inc.),           Restricted Shares (plus shares issuable upon exercise
of then vested outstanding options) will become eligible for sale subject to the volume and other restrictions of Rule 144.

     In general, under Rule 144, as recently amended by the Securities and Exchange Commission, beginning 90 days after the effective date of the offering, any person who has beneficially owned Restricted Shares for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding shares of the Company's Common Stock (approximately 52,942 shares immediately after the offering) or the average weekly trading volume during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and availability of current public information about the Company. A person who is not an affiliate, has not been an affiliate within three months prior the sale and has beneficially owned the Restricted Shares for a least two years is entitled to sell such shares under rule 144(k) as currently in effect without regard to any of the limitations described above.

     The Company intends to file a registration statement on Form S-8 under the Act to register shares of Common Stock reserved for issuance under its stock option plans, thus permitting the resale of shares issued under the plans by non-affiliates in the public market without restriction under the Securities Act. Such registration statement will become effective immediately upon filing which is expected on or shortly after the closing of the offering. As of August 22, 1997, options or rights to purchase 425,763 shares of Common Stock were
outstanding under the Company's stock option plans, of which           shares
are subject to lock-up agreements described above.

     After this offering, the holders of approximately 1,967,002 shares of Common Stock will be entitled to certain demand and piggyback rights with respect to registration of such shares under the Securities Act. Registration of such shares under the Securities Act would result in such shares becoming freely tradeable without restriction under the Securities Act (except for shares purchased by affiliates of the Company) immediately upon the effectiveness of such registration. See "Description of Capital Stock -- Registration Rights." If such holders, by exercising their demand registration rights, cause a large number of securities to be registered and sold in the public market, such sales could have an adverse effect on the market price for the Company's Common Stock. If the Company were to include in a Company-initiated registration any such shares pursuant to the exercise of piggyback registration rights, such sales may have an adverse effect on the Company's ability to raise additional capital.

                                  UNDERWRITING

     Under the terms and subject to the conditions of the Underwriting Agreement, the Underwriters named below, for whom Needham & Company, Inc. and Unterberg Harris are acting as representatives (the "Representatives"), have severally agreed to purchase from the Company and Selling Stockholders, and the Company and Selling Stockholders have agreed to sell to each Underwriter, the aggregate number of shares of Common Stock set forth opposite their respective names in the table below. The Underwriting Agreement provides that the obligations of the Underwriters to pay for and accept delivery of the shares of Common Stock are subject to certain conditions precedent, and that the Underwriters are committed to purchase and pay for all shares if any shares are purchased.

                                                                             NUMBER
                                       NAME                                 OF SHARES
        ------------------------------------------------------------------  ---------
        Needham & Company, Inc............................................
        Unterberg Harris..................................................

                                                                            ---------
                  Total...................................................  2,000,000
                                                                            =========

     The Representatives have advised the Company that the Underwriters propose to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers (who may include the Underwriters) at such price less a concession not in excess of
$     per share, of which $     may be reallowed to other dealers. After the
offering to the public, the offering price and other selling terms may be changed by the Representatives. No such reduction shall change the amount of the proceeds to be received the Company and the Selling Stockholders as set forth on the cover page of this prospectus.

     Certain Selling Stockholders have granted an option to the Underwriters, exercisable during the 30-day period after the date of this prospectus, to purchase up to 300,000 shares of Common Stock at the same price per share as the Company and the Selling Stockholders receive for the 2,000,000 shares that the Underwriters have agreed to purchase from them. To the extent the Underwriters exercise such option, each of the Underwriters will be committed, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares of Common Stock to be purchased by such Underwriter, as shown in the above table, bears to the total shown. If purchased, such additional shares will be sold by the Underwriters on the same terms as those on which the 2,000,000 shares are being sold.

     The Underwriting Agreement contains covenants of indemnity and contribution between the Company and the Underwriters and the Selling Stockholders against certain civil liabilities that may be incurred in connection with this offering, including liabilities under the Securities Act.

     Pursuant to the terms of lock-up agreements, all officers, directors and
certain stockholders holding an aggregate of approximately           shares of
the Company's Common Stock have agreed with the Representatives not to sell, otherwise dispose of, contract to sell, grant any option to sell, transfer or otherwise dispose of, directly or indirectly, shares of Common Stock, or securities exchangeable for or convertible into shares of Common Stock or any substantially similar securities for a period of 180 days after the date of this prospectus, without the prior written consent of Needham & Company, Inc. The Company has agreed, with certain limited exceptions, not to sell, contract to sell, grant any option to sell, transfer or otherwise dispose of, directly or indirectly, shares of Common Stock, or securities exchangeable for or convertible into shares of Common Stock, or any substantially similar securities, other than the Company's sales of shares in this offering, the issuance of shares of Common Stock upon the exercise of outstanding options, the grant of options to purchase shares or the issuance of shares of Common Stock under the Company's 1996 Plan,

Director Plan and Employee Stock Purchase Plan, for a period of 180 days after the date of this prospectus, without the prior written consent of Needham & Company, Inc.

     The Underwriters will not make sales to accounts over which they exercise discretionary authority in excess of 5% of the number of shares of Common Stock offered hereby, and unless they obtain specific written consent of the customer.

     In connection with the offering, the Underwriters and other persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may over-allot in connection with the offering, creating a short position in the Common Stock for their own account. To cover over-allotments or to stabilize the price of the Common Stock, the Underwriters may bid for, and purchase, Common Stock in the open market. The Underwriters may also impose a penalty bid whereby they may reclaim selling concessions allowed to an underwriter or a dealer for distributing Common Stock in the offering if the Underwriters repurchase previously distributed Common Stock in transactions to cover their short position, in stabilization transactions or otherwise. Finally, the Underwriters may bid for, and purchase, shares of Common Stock in market making transactions. These activities may stabilize or maintain the market price of the Common Stock above market levels that might otherwise prevail. The Underwriters are not required to engage in these activities and may end these activities at any time.

     Prior to this offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price will be determined through negotiations among the Company, the Selling Stockholders and the Representatives. Among the factors to be considered in such negotiations will be prevailing market conditions, the net sales and results of operations of the Company in recent periods, market valuations of publicly traded companies that the Company, the Selling Stockholders and the Representatives believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development the current state of the industry and the economy as a whole, and other factors deemed relevant.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company and the Selling Stockholders by Stradling, Yocca, Carlson & Rauth, a Professional Corporation, Newport Beach, California. A shareholder of Stradling, Yocca, Carlson & Rauth, a Professional Corporation, beneficially owns 6,667 shares of Common Stock. Certain legal matters in connection with this offering will be passed upon for the Underwriters by McCutchen, Doyle, Brown & Enersen LLP, Palo Alto, California.

                                    EXPERTS

     The consolidated financial statements and schedule of the Company as of June 30, 1996 and 1997 and for each of the three years in the period ended June 30, 1997, included in this prospectus and elsewhere in the Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the Registration Statement, and are included in reliance upon the reports given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and to the exhibits and schedules filed therewith. A copy of the Registration Statement may be inspected without charge at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part of the Registration Statement may be obtained at the prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and its public reference facilities in New York, New York and Chicago, Illinois, upon the payment of the fees prescribed by the Commission. The Registration Statement is also available through the Commission's Website on the World Wide Web at http://www.sec.gov.

     Statements made in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified by such reference.

                           KOFAX IMAGE PRODUCTS, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Independent Auditors' Report..........................................................  F-1
Consolidated Balance Sheets as of June 30, 1996 and 1997..............................  F-2
Consolidated Statements of Operations for the years ended June 30, 1995, 1996 and
  1997................................................................................  F-3
Consolidated Statements of Stockholders' Equity for the years ended June 30, 1995,
  1996 and 1997.......................................................................  F-4
Consolidated Statements of Cash Flows for the years ended June 30, 1995, 1996 and
  1997................................................................................  F-5
Notes to Consolidated Financial Statements............................................  F-6

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
Kofax Image Products, Inc.:

We have audited the accompanying consolidated balance sheets of Kofax Image Products, Inc. and its subsidiary (the Company) as of June 30, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Kofax Image Products, Inc. and its subsidiary as of June 30, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1997 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

Costa Mesa, California
July 29, 1997 (except Note 14
as to which the date is August 27, 1997)

                   KOFAX IMAGE PRODUCTS, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                                             AS OF JUNE 30,
                                                               -------------------------------------------
                                                                  1996            1997          PRO FORMA
                                                               -----------     -----------     ----------
                                                                                               (UNAUDITED)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents....................................  $   741,300     $   801,500
Investments (Note 4).........................................    2,773,100       4,602,900
Accounts receivable, net of allowance for doubtful accounts
  and sales returns of $381,500 in 1996 and $422,900 in 1997
  (Note 6)...................................................    4,092,900       4,133,800
Inventories (Note 5).........................................    1,869,500       2,011,700
Deferred income taxes (Note 7)...............................      517,900         566,700
Prepaid expenses and other current assets....................      190,300         204,500
                                                               -----------     -----------
          Total current assets...............................   10,185,000      12,321,100
PROPERTY:
Machinery and equipment......................................    3,662,100       4,878,800
Furniture and fixtures.......................................      732,100         865,900
Leasehold improvements.......................................      198,900         260,600
                                                               -----------     -----------
                                                                 4,593,100       6,005,300
Less accumulated depreciation and amortization...............   (2,952,600)     (4,040,100)
                                                               -----------     -----------
  Property, net..............................................    1,640,500       1,965,200
NONCURRENT DEFERRED INCOME TAXES (Note 7)....................    1,382,500       1,463,700
OTHER ASSETS, net............................................      933,200         576,900
                                                               -----------     -----------
                                                               $14,141,200     $16,326,900
                                                               ===========     ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portion of note payable (Note 6).....................  $   351,400     $   394,300
Accounts payable.............................................      713,200         771,900
Accrued compensation and related costs.......................      718,200       1,044,100
Accrued warranty.............................................      154,700         185,400
Accrued cooperative marketing (Note 9).......................      253,300         335,500
Deferred revenue.............................................      188,300         356,400
Accrued acquisition costs (Note 3)...........................      469,200              --
Other accrued liabilities (Note 7)...........................      387,900         557,900
                                                               -----------     -----------
          Total current liabilities..........................    3,236,200       3,645,500

LONG-TERM NOTES PAYABLE (Note 6).............................      798,600         427,100
REDEEMABLE CONVERTIBLE PREFERRED STOCK (Note 8), $.001 par
  value; 5,000,000 shares authorized; 2,667,002 actual shares issued and outstanding in 1996 and 1997; no pro forma
  shares outstanding.........................................    6,812,200       7,146,200
COMMITMENTS AND CONTINGENCIES (Notes 9 and 12)
STOCKHOLDERS' EQUITY (Notes 1 and 8):
Common stock, $.001 par value; 40,000,000 shares authorized;
  1,311,419 and 1,327,256 actual shares outstanding in 1996
  and 1997, 3,994,258 pro forma shares outstanding...........      159,400         172,000     $ 4,261,600
Retained earnings............................................    3,134,800       4,936,100       7,992,700
                                                               -----------     -----------     -----------
          Total stockholders' equity.........................    3,294,200       5,108,100     $12,254,300
                                                               -----------     -----------
                                                               $14,141,200     $16,326,900
                                                               ===========     ===========

          See accompanying notes to consolidated financial statements.

                   KOFAX IMAGE PRODUCTS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                  YEAR ENDED JUNE 30,
                                                      -------------------------------------------
                                                         1995            1996            1997
                                                      -----------     -----------     -----------
Net sales (Notes 9 and 10)..........................  $21,085,300     $24,964,000     $29,265,700
Cost of sales.......................................    7,218,300       7,926,200       7,720,100
                                                      -----------     -----------     -----------
Gross profit........................................   13,867,000      17,037,800      21,545,600

Operating expenses (Notes 3 and 9):
     Sales and marketing............................    5,976,900       7,456,600       9,565,300
     Research and development.......................    3,693,400       5,089,700       6,652,500
     General and administrative.....................    1,553,500       1,748,100       1,935,900
     Acquired in-process research and development
       costs........................................                    4,176,800
                                                      -----------     -----------     -----------
          Total operating expenses..................   11,223,800      18,471,200      18,153,700
                                                      -----------     -----------     -----------
Income (loss) from operations.......................    2,643,200      (1,433,400)      3,391,900
Other income, net...................................      264,000         200,500          69,300
                                                      -----------     -----------     -----------
Income (loss) before provision (benefit)............    2,907,200      (1,232,900)      3,461,200
Provision (benefit) for income taxes (Note 7).......    1,096,000        (499,800)      1,325,900
                                                      -----------     -----------     -----------
Net income (loss)...................................  $ 1,811,200     $  (733,100)    $ 2,135,300
                                                      ===========     ===========     ===========
Pro forma income per share..........................                                  $       .50
                                                                                      ===========
Pro forma weighted average common shares (Note 2)...                                    4,284,600
                                                                                      ===========
Net income (loss) applicable to common stockholders
  (Note 2)..........................................  $ 1,477,200     $(1,067,100)    $ 1,801,300
                                                      ===========     ===========     ===========

          See accompanying notes to consolidated financial statements.

                   KOFAX IMAGE PRODUCTS, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                FOR THE YEARS ENDED JUNE 30, 1995, 1996 AND 1997

                                                   COMMON STOCK
                                              ----------------------      RETAINED
                                               SHARES        AMOUNT       EARNINGS        TOTAL
                                              ---------     --------     ----------     ----------
BALANCES, July 1, 1994....................    1,290,044     $139,200     $2,724,700     $2,863,900
Issuance of common stock..................        8,625       13,900             --         13,900
Repurchase of common stock................       (1,150)      (1,200)            --         (1,200)
Accretion to current liquidation or
  redemption value of preferred stock.....           --           --       (334,000)      (334,000)
Net income................................           --           --      1,811,200      1,811,200
                                              ---------     --------     ----------     ----------
BALANCES, June 30, 1995...................    1,297,519      151,900      4,201,900      4,353,800
Issuance of common stock..................       14,025        7,500             --          7,500
Repurchase of common stock................         (125)          --             --             --
Accretion to current liquidation or
  redemption value of preferred stock.....           --           --       (334,000)      (334,000)
Net loss..................................           --           --       (733,100)      (733,100)
                                              ---------     --------     ----------     ----------
BALANCES, June 30, 1996...................    1,311,419      159,400      3,134,800      3,294,200
Issuance of common stock..................       15,837       12,600             --         12,600
Accretion to current liquidation or
  redemption value of preferred stock.....           --           --       (334,000)      (334,000)
Net income................................           --           --      2,135,300      2,135,300
                                              ---------     --------     ----------     ----------
BALANCES, June 30, 1997...................    1,327,256     $172,000     $4,936,100     $5,108,100
                                              =========     ========     ==========     ==========

          See accompanying notes to consolidated financial statements.

                   KOFAX IMAGE PRODUCTS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                          YEAR ENDED JUNE 30,
                                                                               -----------------------------------------
                                                                                  1995           1996           1997
                                                                               -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)...........................................................   $ 1,811,200    $  (733,100)   $ 2,135,300
Adjustments to reconcile net income (loss) to net cash provided by operating activities, net of effects of acquisition:
  Depreciation and amortization.............................................       843,400      1,162,200      1,496,500
  Acquired in-process research and development costs........................            --      4,176,800             --
  Provision for doubtful accounts and sales returns.........................       172,300        199,800         41,400
  Provision for inventory reserves..........................................       165,600        184,100        189,600
  Loss on disposal of property..............................................         1,300          1,200            900
  Deferred income taxes.....................................................       (12,400)    (1,523,100)      (130,000)
  Changes in operating assets and liabilities, net of effect of acquisition:
    Accounts receivable.....................................................      (498,800)      (656,900)       (82,300)
    Inventories.............................................................      (565,600)      (217,300)      (331,800)
    Prepaid expenses and other current assets...............................       132,100        (53,600)       (14,200)
    Accounts payable........................................................       264,000       (636,000)        58,700
    Accrued compensation and related costs..................................       235,900          7,400        325,900
    Accrued warranty........................................................         1,300        (27,300)        30,700
    Accrued cooperative marketing...........................................        69,300         32,500         82,200
    Other accrued liabilities...............................................       100,600        208,300       (131,100)
                                                                               -----------    -----------    -----------
         Net cash provided by operating activities..........................     2,720,200      2,125,000      3,671,800
CASH FLOWS FROM INVESTING ACTIVITIES:
(Increase) decrease in short-term investments...............................    (1,335,300)     1,363,700     (1,829,800)
Acquisition of property.....................................................      (815,600)    (1,289,400)    (1,532,200)
(Increase) decrease in other assets.........................................      (207,300)      (139,300)        66,400
Cash paid for acquisition...................................................            --     (4,610,600)            --
                                                                               -----------    -----------    -----------
         Net cash used in investing activities..............................    (2,358,200)    (4,675,600)    (3,295,600)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from note payable..................................................            --      1,150,000             --
Principal payments on notes payable.........................................       (70,600)      (487,500)      (328,600)
Net proceeds from issuance of common stock..................................        13,900          7,500         12,600
Repurchase of common stock..................................................        (1,200)            --             --
                                                                               -----------    -----------    -----------
         Net cash (used in) provided by financing activities................       (57,900)       670,000       (316,000)
                                                                               -----------    -----------    -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........................       304,100     (1,880,600)        60,200
CASH AND CASH EQUIVALENTS, beginning of year................................     2,317,800      2,621,900        741,300
                                                                               -----------    -----------    -----------
CASH AND CASH EQUIVALENTS, end of year......................................   $ 2,621,900    $   741,300    $   801,500
                                                                               ===========    ===========    ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid...............................................................   $     3,900    $    54,200    $   108,800
                                                                               ===========    ===========    ===========
Income taxes paid...........................................................   $ 1,017,060    $ 1,018,000    $ 1,427,800
                                                                               ===========    ===========    ===========
SCHEDULE OF NONCASH TRANSACTIONS -- The Company acquired certain assets of
  LaserData, Inc. during the year ended June 30, 1996 (Note 3). In conjunction with the acquisition, certain liabilities were assumed as follows:
    Fair value of assets acquired...........................................                  $ 1,394,800
    Acquired in-process research and development costs......................                    4,176,800
    Acquired developed technology...........................................                      652,100
    Cash paid...............................................................                   (4,610,600)
                                                                                              -----------
         Liabilities assumed................................................                  $ 1,613,100
                                                                                              ===========

NONCASH ACTIVITY -- During each of the three years in the period ended June 30, 1997, the Company recorded accretion of $334,000 for the increase in the liquidation or redemption value of the redeemable convertible preferred stock (Note 8).

          See accompanying notes to consolidated financial statements.

                   KOFAX IMAGE PRODUCTS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 1. GENERAL AND NATURE OF OPERATIONS

     Kofax Image Products (the Company) was incorporated in California on August 13, 1985 and reincorporated in the State of Delaware on February 13, 1996. The reincorporation resulted in a change in the Company name from Kofax Image Products to Kofax Image Products, Inc., a change in the authorized number of shares of common stock from 10,000,000 to 40,000,000, and a change in the par value of both the Company's common stock and preferred stock from no par value to $.001 par value. All share amounts have been restated to reflect the reincorporation of the Company.

     The Company is a leading supplier of application software, developers toolkits, and image processing hardware for the image and document management market. The Company specializes primarily in the area of document capture, which involves converting paper documents into electronic images, indexing the documents, and then compressing and routing the images across a network for permanent storage. The Company's products are all designed for use on Windows-based PC platforms and industry standard network operating systems. The Company sells its products through a worldwide network of distributors, value added resellers, systems integrators, and Original Equipment Manufacturers
(OEMs).

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation -- The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All intercompany transactions and balances have been eliminated in consolidation.

     Cash and Cash Equivalents -- Short-term investments which have an original maturity of three months or less are considered cash equivalents.

     Investments -- The Company accounts for its investments under the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. SFAS No. 115 requires investments to be classified into one of three categories: held-to-maturity securities, trading securities and available-for-sale securities. At June 30, 1997, all of the Company's investments were considered to be held-to-maturity securities, which are reported at amortized cost. The Company has the positive intent and ability to hold these securities to maturity.

     Accounts Receivable -- Accounts receivable arise in the normal course of granting trade credit terms to customers. The Company performs credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses. At June 30, 1996 and 1997, 29% and 30% of the Company's accounts receivable were due from two distributors.

     Inventories -- Inventories are stated at the lower of first-in, first-out cost or market.

     Property -- Property is stated at cost. Depreciation and amortization are computed using the straight-line method over the shorter of the estimated useful lives of the related assets, which are generally between two and five years, or the term of the related lease agreement, if applicable.

     Other Assets -- Other assets include software development costs, intangible assets and prepaid license and royalty fees.

     Software development costs capitalized are incurred subsequent to establishing the technological feasibility of a product and are amortized over the life of the product, which typically ranges from 12 to 24 months. At June 30, 1996, the Company had software development costs capitalized of $53,700, net of accumulated amortization of $137,900. Because the Company believes that its current process for developing new software products is essentially completed concurrently with the establishment of technological feasibility, no costs are capitalized as of June 30, 1997.

                   KOFAX IMAGE PRODUCTS, INC. AND SUBSIDIARY

     Intangible assets represent the value of the Company's developed technology from the acquisition of LaserData (Note 3), as determined by an independent valuation. Such intangibles are amortized on a straight-line basis over three years, the estimated recovery period.

     Prepaid license and royalty fees are recorded at cost and amortized based on estimated total revenue for the related product with an annual minimum equal to the straight-line amortization over a maximum period of two years.

     Long-Lived Assets -- The Company accounts for the impairment and disposition of long-lived assets in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. In accordance with SFAS No. 121, long-lived assets to be held are reviewed for events or changes in circumstances which indicate that their carrying value may not be recoverable. There was no impairment of the value of such assets for the year ended June 30, 1997.

     Income Taxes -- The provision for income taxes is determined in accordance with SFAS No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements that will result in taxable or deductible amounts in future years.

     Revenue Recognition and Right of Return -- Revenues from software and hardware sales are recognized upon the later of shipment of the related product or transfer of title and are in accordance with Statement of Position 91-1, Software Revenue Recognition, as there are no significant vendor obligations or post-contract support at the time of delivery. The Company also offers its distributors certain rights of return, price protection and exchange privileges on sales. The Company records estimates for such rights of return, price protection and exchange privileges at the time of product sale, based on historical experience. Revenue from service and post-contract customer support is recognized ratably over the term of the contract.

     Product Warranty -- The Company provides a warranty for its products against defects in materials and workmanship. A provision for estimated warranty costs is recorded at the time of sale and periodically adjusted to reflect actual experience.

     Pro Forma Income per Share -- Pro forma income per share is calculated using the weighted average number of shares of common stock and common stock equivalents outstanding during the year and the assumed conversion of all outstanding preferred shares into common shares at or prior to the Company's proposed initial public offering. Pursuant to Staff Accounting Bulletin Topic 4(D), all options to purchase common shares issued in the twelve months preceding the initial filing of the Company's Registration Statement for its initial public offering have been treated as if they were outstanding for all periods using the treasury stock method. The Financial Accounting Standards Board issued SFAS No. 128, Earnings Per Share, in February 1997, effective for financial statements issued after December 15, 1997 (Note 13).

     Net Income (Loss) Applicable to Common Stockholders -- Net income applicable to common stockholders represents net income less the accretion attributable to the preferred stock redemption value (Note 8).

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles necessarily requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Fair Value of Financial Statements -- Long-term debt bears interest at a rate indexed to the prime rate; therefore, management believes the carrying amount for the outstanding borrowings at June 30, 1997 approximates fair value.

                   KOFAX IMAGE PRODUCTS, INC. AND SUBSIDIARY

     Stock-Based Compensation -- The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees (Note 8).

     Pro Forma Information -- The pro forma information, which is unaudited, reflects the conversion of all outstanding shares of preferred stock into shares of common stock on a share-for-share basis and an increase to retained earnings of $3,056,600 to reflect a reduction of the cumulative amounts accreted to preferred stock liquidation value through June 30, 1997 (Note 8).

     Supplier and Subcontractor Concentration. The Company purchases circuit boards, integrated circuits and other components from third parties. The Company's dependence on third-party suppliers involves several risks, including limited control over pricing, availability, quality and delivery schedules. The Company is dependent on sole-source suppliers for ASICs and certain other critical components used in its products. The Company generally purchases sole-sourced components pursuant to purchase orders placed in the ordinary course of business and has no guaranteed supply arrangements with any of its sole-source suppliers. There can be no assurance that the Company will not experience quality control problems or supply shortages for these components in the future. Any quality control problems or interruptions in supply with respect to one or more components could have a material adverse effect on the Company's business, operating results and financial condition. Because of the Company's reliance on these suppliers, the Company may also be subject to increases in component costs which could materially adversely affect its business, operating results and financial condition.

     The Company relies on third-party subcontractors for the manufacture of certain of its products and components such as cable assemblies and circuit boards, reliance on third-party subcontractors involves several risks, including the potential inadequacy of capacity, the unavailability of or interruptions in access to certain process technologies and reduced control over product quality, delivery schedules, manufacturing yields and costs. Shortages of raw materials to or production capacity constraints at the Company's subcontractors could negatively affect the Company's ability to meet its production obligations and result in increased prices for affected parts. Any such reduction or constraint could result in delays in shipments of the Company's products or increases in the prices of components, either of which could have a material adverse effect on the Company's business, operating results and financial condition.

 3. ACQUISITION

     On December 30, 1995, the Company acquired certain assets and assumed certain liabilities of LaserData, Inc., a developer of optical storage and document management software and related hardware products. The purpose of the acquisition was to acquire LaserData's optical storage product (which was previously a component of LaserData's systems product), in-process research and development and the related development team. The asset acquisition was accounted for as a purchase, and the purchase price of $4,610,600, including transaction expenses, was allocated to tangible net liabilities acquired of $218,300, intangible assets of $652,100, and in-process research and development expenses of $4,176,800, which had no future alternative use, based on an independent appraisal.

     The accompanying consolidated statements of operations include the results of operations of LaserData, Inc. from its acquisition date of December 30, 1995. The following unaudited pro forma information presents results of operations of the Company for the years ended June 30, 1995 and 1996, as if the asset acquisition had been consummated as of the beginning of fiscal 1995. The pro forma information is presented for information purposes only. It is based on historical information and does not necessarily reflect the actual results that would have occurred nor is it necessarily indicative of future results of operations of the combined enterprise.

                   KOFAX IMAGE PRODUCTS, INC. AND SUBSIDIARY

                                                                 YEAR ENDED JUNE 30,
                                                              -------------------------
                                                                 1995          1996
                                                              -----------   -----------
        Net sales...........................................  $29,806,000   $28,273,600
        Net income (loss)...................................  $   592,000      (949,000)

 4. INVESTMENTS

     Held-to-maturity investments were comprised of the following:

                                                                     GROSS UNREALIZED
                                         MATURITY       AMORTIZED    -----------------   ESTIMATED
            DESCRIPTION                    DATES           COST       GAINS    LOSSES    FAIR VALUE
-----------------------------------  -----------------  ----------   -------   -------   ----------
June 30, 1997
U.S. Treasury securities and
  obligations of U.S. government
  authorities and agencies.........  Within one year    $4,560,500   $    --   $ 4,700   $4,555,800
Mortgage-backed securities.........  Five years
                                     through ten years      42,400               1,400       41,000
                                                                               --------
                                                                                    --
                                                              ----    ------
                                                        $4,602,900   $    --   $ 6,100   $4,596,800
                                                              ====    ======   ==========

                                                                     GROSS UNREALIZED
                                         MATURITY       AMORTIZED    -----------------   ESTIMATED
            DESCRIPTION                    DATES           COST       GAINS    LOSSES    FAIR VALUE
-----------------------------------  -----------------  ----------   -------   -------   ----------
June 30, 1996
U.S. Treasury securities and
  obligations of U.S. government
  authorities and agencies.........  Within one year    $2,666,900   $    --   $ 5,800   $2,661,100
Mortgage-backed securities.........  Five years
                                     through ten years     106,200               6,000      100,200
                                                                     --------
                                                                          --
                                                                               -------      -------
                                                        $2,773,100   $    --   $11,800   $2,761,300
                                                                     ========== =======     =======

 5. INVENTORIES

     Inventories at June 30 consist of the following:

                                                                 1996           1997
                                                              ----------     ----------
        Raw materials.......................................  $1,228,200     $1,063,300
        Work-in-process.....................................     410,200        550,100
        Finished goods......................................     231,100        398,300
                                                              ----------     ----------
                                                              $1,869,500     $2,011,700
                                                              ==========     ==========

 6. NOTES PAYABLE

     The Company has a financing agreement with a bank expiring in October 1997, providing for borrowings under a line of credit up to the lesser of $2,000,000 or 80% of eligible accounts receivable (as defined) at the bank's prime rate (8.5% at June 30, 1997).

     Borrowings under the line of credit are unsecured. There were no borrowings outstanding under the financing agreement at June 30, 1996 and 1997. The financing agreement contains certain restrictive covenants, including certain tangible net worth levels, current ratio percentages, profitability levels and the nonpayment or declaration of cash dividends, with which the Company was in compliance at June 30, 1997.

     In January 1996, the Company entered into a three-year, $1,150,000 term loan. The loan bears interest at the bank's prime rate plus 1.0% (9.5% at June 30, 1997) with interest payable on a monthly basis. The

                   KOFAX IMAGE PRODUCTS, INC. AND SUBSIDIARY principal payments are due in 35 equal installments, commencing on September 5, 1996 and continuing on the same day of each month thereafter until July 5, 1999, on which date the entire unpaid aggregate principal and interest shall be due and payable. Principal payments under the term loan amount to $394,300, $394,300 and $32,800 for fiscal 1998, 1999 and 2000, respectively. Borrowings under the term loan are collateralized by substantially all of the Company's assets. The financing agreement contains certain restrictive covenants including certain tangible net worth levels, current ratio percentages, profitability levels and the nonpayment or declaration of cash dividends with which the Company was in compliance at June 30, 1997. Interest expense was $3,486, $54,212 and $106,783 for fiscal 1995, 1996 and 1997, respectively.

 7. INCOME TAXES

     The components of the Company's income tax provision (benefit) are as follows:

                                                   1995           1996            1997
                                                ----------     -----------     ----------
        Current...............................  $1,108,400     $ 1,023,300     $1,455,900
        Deferred..............................     (12,400)     (1,523,100)      (130,000)
                                                ----------     -----------     ----------
                  Total.......................  $1,096,000     $  (499,800)    $1,325,900
                                                ==========     ===========     ==========

     Reconciliations between the provision for income taxes for fiscal 1995, 1996 and 1997 and the amounts computed by applying the federal statutory tax rate to income before the provision for income taxes are as follows:

                                                 1995                1996                 1997
                                           ----------------     ---------------     ----------------
                                             AMOUNT      %       AMOUNT      %        AMOUNT      %
                                           ----------   ---     ---------   ---     ----------   ---
Provision for income taxes at statutory
  rate...................................  $1,017,500    35%    $(431,500)  (35)%   $1,211,400    35%
State income taxes, net of federal income
  tax benefit............................     158,400     5       (61,600)   (5)       140,100     4
Benefit of foreign sales corporation
  subsidiary.............................     (62,900)   (3)      (70,900)   (6)       (97,500)   (3)
Other....................................     (17,000)    1        64,200     5         71,900     2
                                                         --                                       --
                                           ----------           ---------   ---     ----------
Provision for income taxes...............  $1,096,000    38%    $(499,800)  (41)%   $1,325,900    38%
                                           ==========    ==     =========   ===     ==========    ==

     At June 30, the Company's net deferred tax assets consisted of the following:

                                                                     1996           1997
                                                                  ----------     ----------
    Bad debt and sales return reserves..........................  $  119,500     $  188,600
    Inventory reserves..........................................      76,500        157,300
    Uniform capitalization of inventories.......................      42,600         53,100
    Accrued vacation and bonus..................................     112,400         74,600
    Warranty reserves...........................................      67,200         80,500
    State taxes.................................................     (80,400)       (72,400)
    Depreciation................................................      71,400        160,200
    Capitalized software........................................     (23,100)
    Difference between book and tax basis of acquired in-process
      research and development and other intangible assets......   1,311,100      1,303,300
    Other reserves..............................................     203,200         85,200
                                                                  ----------     ----------
    Net deferred tax assets.....................................  $1,900,400     $2,030,400
                                                                  ==========     ==========

                   KOFAX IMAGE PRODUCTS, INC. AND SUBSIDIARY

 8. STOCKHOLDERS' EQUITY

     The Company has authorized 5,000,000 shares of $.001 par value preferred stock (Note 1), 2,667,002 shares of which have been designated as Series A, B or C preferred stock. The Company has issued 750,000 shares of its Series A redeemable convertible preferred stock in exchange for $482,400, 1,117,002 shares of its Series B redeemable convertible preferred stock in exchange for $1,628,800, and 800,000 shares of its Series C redeemable convertible preferred stock in exchange for $1,978,400. The preferred stock has preference in liquidation and is redeemable at any time at the election of the stockholders, in each case at $.6667 per share for Series A, $1.50 per share for Series B and $2.50 per share for Series C. The preferred stock has voting rights and entitles the holder to an 8% cumulative dividend upon liquidation or redemption. The value of the preferred stock has been accreted to reflect the current redemption or liquidation value, which includes cumulative dividends in arrears amounting to $3,056,600 as of June 30, 1997. Cumulative dividends in arrears would be payable upon liquidation or redemption and would not be payable upon conversion of the preferred stock into common stock.

     Each share of Series A, Series B and Series C redeemable convertible preferred stock is convertible at the holder's option into shares of the Company's common stock on a one-for-one basis. The conversion ratio would be adjusted to allow the preferred stock to be converted into a greater number of shares if certain future stock sales by the Company (as defined) are made or in the event of common stock splits or common stock dividends. If the preferred stock has not been redeemed or converted as of the effective date of a public offering of the Company's common stock, it will be converted automatically to common stock at such time on a one-for-one basis. In addition, the preferred stock agreement restricts the Company from paying dividends on its common stock prior to the payment of dividends on preferred stock, selling or purchasing its common stock under certain conditions, and disposing of substantial amounts of assets (as defined). Rights of holders of preferred stock will discontinue upon conversion of the preferred stock into common stock.

     During 1986, the Company adopted a stock purchase plan for key employees, directors and consultants. The plan was later amended in 1992 (the "Amended Plan") to include the granting of incentive stock options and nonqualified stock options. The Amended Plan provides for the granting of options to purchase or the right to purchase up to an aggregate of 1,250,000 shares of the Company's common stock at the fair market value at the date of grant or not less than 85% of the fair market value at the date of grant for nonqualified options and stock purchases (110% of fair market value if sold to individuals holding 10% or more of the voting power of the then outstanding shares). Shares sold or options granted under the plan generally vest over a four-year period, starting with the date of employment or the respective vesting date as determined by the Board of Directors, and terminate no later than ten years from the date of grant. The Amended Plan also provides that, upon termination of employment of a stockholder, the Company may repurchase any sold but unvested restricted shares at the original purchase price, plus 5% interest per year.

     The Amended Plan was terminated in November 1996, on the tenth anniversary of the Effective Date of such plan and no options or rights to purchase may be granted under the plan, but option agreements, stock purchase agreements and rights to purchase then outstanding shall continue in effect in accordance with their respective terms.

     On June 19, 1996, the Company adopted an incentive stock option, nonqualified stock option and restricted stock purchase plan (the 1996 Plan) for qualified employees, officers and directors (including nonemployee directors) and consultants. The 1996 Plan provides for the granting of options to purchase or the right to purchase up to an aggregate of 800,000 shares, as amended, of the Company's common stock at the fair market value at the date of grant for an incentive stock option or not less than 85% of the fair market value at the date of grant for nonqualified options (110% of fair market value if an option is granted to a 10% stockholder on the date of grant). The purchase price per share of restricted stock covered by each right to purchase shall not be less than 85% of the fair market value on the date the right to purchase is granted (100% of fair market value at the date of grant if the right to purchase is granted to a 10% stockholder on the date of grant).

                   KOFAX IMAGE PRODUCTS, INC. AND SUBSIDIARY

     Stock purchase and option activity for each of the three years in the period ended June 30, 1997 is as follows:

                                        NUMBER OF SHARES PROVIDED FOR                 PRICE RANGE PER SHARE
                                     -----------------------------------   -------------------------------------------
                                     RESTRICTED             NONQUALIFIED    RESTRICTED                    NONQUALIFIED
                                       STOCK      OPTIONS     OPTIONS         STOCK          OPTIONS        OPTIONS
                                     ----------   -------   ------------   ------------   -------------   ------------
BALANCES, July 1, 1994.............    539,544    141,250          --      $.10 - $ .60   $ .50 - $ .60
Granted............................                89,600                                   .60 -  1.20
Shares sold or options exercised...        500     (8,125)                         1.20     .50 -   .60
Stock repurchased..................     (1,150)                                     .30
Canceled...........................               (29,975)                                  .50 -  1.20
                                       -------    -------      ------
BALANCES, June 30, 1995............    538,894    192,750                   .10 -  1.20     .50 -  1.60
Granted............................               142,975      13,000                      2.50 -  5.00        5.00
Exercised..........................               (14,025)                                  .50 -   .60
Stock repurchased..................       (125)                                     .30
Canceled...........................               (16,950)                                  .50 -  5.00
                                       -------    -------      ------
BALANCES, June 30, 1996............    538,769    304,750      13,000       .10 -   .30     .50 -  5.00        5.00
Granted............................               123,400                                  5.00 -  5.00
Exercised..........................               (15,837)                                  .50 -  5.00
Canceled...........................               (36,375)                                  .50 -  5.00
                                       -------    -------      ------
BALANCES, June 30, 1997............    538,769    375,938      13,000      $.10 -   .30   $ .50 - $5.00      $ 5.00
                                       =======    =======      ======

     At June 30, 1997, 480,300 shares of common stock were available for issuance under the Company's stock option and purchase plan.

     The following is a summary of the weighted average exercise prices for activity during the years ended June 30, 1996 and 1997:

                                                NUMBER OF SHARES PROVIDED FOR        WEIGHTED AVERAGE EXERCISE PRICE
                                             -----------------------------------   -----------------------------------
                                             RESTRICTED             NONQUALIFIED   RESTRICTED             NONQUALIFIED
                                               STOCK      OPTIONS     OPTIONS        STOCK      OPTIONS     OPTIONS
                                             ----------   -------   ------------   ----------   -------   ------------
OUTSTANDING, July 1, 1995..................    538,894    192,750          --        $ 0.25      $0.73       $   --
Granted....................................               142,975      13,000                                $ 4.13
Exercised..................................               (14,025)                               $0.54
Canceled...................................               (16,950)                               $1.98
Stock repurchased..........................       (125)                              $ 0.30
                                               -------    -------      ------
OUTSTANDING, June 30, 1996.................    538,769    304,750      13,000        $ 0.25      $2.27       $ 5.00
Granted....................................               123,400                                $5.00
Exercised..................................               (15,837)                               $0.80
Canceled...................................               (36,375)                               $3.06
                                               -------    -------      ------
OUTSTANDING, June 30, 1997.................    538,769    375,938      13,000        $ 0.25      $3.15       $ 5.00
                                               =======    =======      ======
Exercisable as of June 30, 1997............               130,942       4,875                    $1.69       $ 5.00
                                                          =======      ======

                   KOFAX IMAGE PRODUCTS, INC. AND SUBSIDIARY

     Additional information regarding options outstanding as of June 30, 1997 is as follows:

                                                      OPTIONS OUTSTANDING
                                           -----------------------------------------      OPTIONS EXERCISABLE
                                                              WEIGHTED                 -------------------------
                                               NUMBER          AVERAGE      WEIGHTED       NUMBER       WEIGHTED
                                            OUTSTANDING       REMAINING     AVERAGE     EXERCISABLE     AVERAGE
                RANGE OF                   AS OF JUNE 30,    CONTRACTUAL    EXERCISE   AS OF JUNE 30,   EXERCISE
             EXERCISE PRICES                    1997        LIFE IN YEARS    PRICE          1997         PRICE
-----------------------------------------  --------------   -------------   --------   --------------   --------
$.50 - .60...............................      110,113           1.39        $ 0.56         80,174       $ 0.55
1.20 - 1.60..............................       26,100           2.59        $ 1.43         12,950       $ 1.43
2.50 - 3.50..............................       46,525           3.06        $ 2.55         12,412       $ 2.54
5.00 - 5.00..............................      193,200           4.12        $ 5.00         25,406       $ 5.00
                                               -------                                     -------
$.50 - 5.00..............................      375,938           3.08        $ 3.15        130,942       $ 1.69
                                               =======                                     =======

     As discussed in Note 2, the Company continues to account for its stock-based awards using the intrinsic value method in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related interpretations. No compensation expense has been recognized in the financial statements for employee stock arrangements.

     In July 1997, the Company issued additional options to purchase 13,000 shares of common stock at $5.00 per share. The Company expects to record compensation expense over the vesting period for the difference between option price and the estimated fair value of $8.25 relating to these options.

     SFAS No. 123, Accounting for Stock-Based Compensation, requires the disclosure of pro forma net income and earnings per share had the Company adopted the fair value method as of the beginning of fiscal 1996. Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option-pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The Company's calculations were made using the Black-Scholes option-pricing model with the following weighted average assumptions: Expected life, 48 months, no stock volatility in fiscal 1996 or in fiscal 1997; risk-free interest rates, 5.63% in fiscal 1996 and 6.40% in fiscal 1997 and no dividends during the expected term. The Company's calculations are based on a single-option valuation approach and forfeitures are recognized as they occur, if the computed fair values of the fiscal 1996 and 1997 awards had been amortized to expense over the vesting period of the awards, net (loss) income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                1996           1997
                                                              ---------     ----------
        Pro forma net (loss) income.........................  $(750,288)    $2,091,393
        Pro forma net (loss) income per share...............  $   (0.83)    $     0.51

     The impact of outstanding nonvested stock options granted prior to 1996 has been excluded from the pro forma calculation; accordingly, the fiscal 1996 and fiscal 1997 pro forma adjustments are not indicative of future period pro forma adjustments when the calculation will apply to all applicable stock options.

 9. COMMITMENTS

     The Company leases its production and office facilities under operating leases, expiring on various dates through fiscal 2000. The leases require the Company to pay certain building operating costs. Rent, which is recognized ratably over the terms of the leases, and related building maintenance costs was $505,700, $609,500 and $744,300 during fiscal 1995, 1996 and 1997, respectively.
Future minimum annual lease payments under facility and other operating leases amount to $722,900, $476,800 and $147,100 for fiscal 1998, 1999 and 2000, respectively.

                   KOFAX IMAGE PRODUCTS, INC. AND SUBSIDIARY

     The Company has also entered into various licensing agreements which require per unit fees or royalties between 3.5% and 5.0% of net sales of certain products. The agreements are generally in effect over the life of the products. Royalty expense for fiscal 1995, 1996 and 1997 was $26,800, $102,000 and $390,400, respectively. Royalty fees of $33,000 and $116,600 were accrued for as of June 30, 1996 and 1997.

     The Company has agreements with various domestic distributors which are cancelable at specified dates defined in the agreements. The agreements allow for one or more of the following: certain price protection provisions, the right to exchange inventories provided that subsequent purchases are made and/or the right to return Company inventories for refunds of between 80% and 100% of the actual net invoice price paid by the distributor upon termination of the distribution agreement.

     The Company offers a program to certain distributors to provide for reimbursement of qualified cooperative marketing costs (as defined). Amounts reimbursed under such programs were $245,400, $301,600 and $372,900 in fiscal 1995, 1996 and 1997, respectively.

10. EXPORT SALES AND SIGNIFICANT CUSTOMERS

     The Company had export sales as a percentage of net sales for each of the three years ended June 30, as follows:

                                                             1995     1996     1997
                                                             ----     ----     ----
            Europe.......................................      26%      26%      25%
            Asia.........................................       5        6        5
            Other........................................       5        4        4
                                                              ---      ---      ---
                                                               36%      36%      34%
                                                              ===      ===      ===

     During fiscal 1995, 1996 and 1997, the Company had sales of approximately 13% and 14% to two distributors; 16% and 13% to two distributors; 14%, 14% and 10% to three distributors, respectively. A decision by a significant customer to decrease the amount purchased from the Company could have a material adverse effect on the Company's financial condition and results of operations.

11. 401(K) SAVINGS PLAN

     The Company has a 401(k) savings plan (the Plan). The Plan is a defined contribution plan for all full-time employees (participants) of the Company who have reached age 21 and have met the required service of 90 days. The Plan permits a participant to contribute up to the lesser of 15% of the participant's compensation for that calendar year or $9,500 for 1997. The Plan provides for employer discretionary contributions determined by the Board of Directors on an annual basis. Participant contributions are fully vested at all times. Employer contributions vest at a rate of 20% per year after the second year of participation. There were no employer contributions to the Plan during fiscal 1995 and 1996. Employer contributions of $67,500 were made to the Plan in fiscal 1997.

12. CONTINGENT LIABILITIES

     The Company is involved from time to time in litigation or claims arising in the ordinary course of its business. While the ultimate liability, if any, arising from these claims cannot be predicted with certainty, the Company believes that the resolution of these matters will not likely have a material adverse effect on the Company's financial statements.

                   KOFAX IMAGE PRODUCTS, INC. AND SUBSIDIARY

13. RECENT ACCOUNTING PRONOUNCEMENT

     Effective December 27, 1997, the Company will adopt SFAS No. 128. At that time, the Company will be required to change the method currently used to calculate earnings per share and to restate all prior periods. Early adoption is not permitted. The new requirements will include a calculation of basic earnings per share from which the dilutive effect of stock options will be excluded. A calculation of diluted earnings per share will also be required. A pro forma calculation of basic earnings per share and diluted earnings per share for fiscal 1997 would have been $1.37 and $0.52 per share.

     For the years beginning after July 1, 1998, the Company will adopt Statements of Financial Accounting Standards Board Statement No. 130, "Reporting Comprehensive Income" and No. 131, "Disclosures About Segments of an Enterprise and Related Information." The Company is reviewing the impact of such statements on its financial statements.

14. SUBSEQUENT EVENTS

     The Company's Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors on August 27, 1997 and approved by the Company's stockholders on August 27, 1997, covering an aggregate of 150,000 shares of common stock. The Purchase Plan, which is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code, will be implemented by twelve-month offerings with purchases occurring at three-month intervals commencing on the date of this Prospectus. For the initial offering period, the offering period will commence on the effective date for the Purchase Plan and conclude on December 31, 1998. The Purchase Plan will be administered by the Stock Option Committee. Employees will be eligible to participate if they are employed by the Company for at least 30 hours per week and if they have been employed by the Company for at least one year. The Purchase Plan permits eligible employees to purchase common stock through payroll deductions, which may not exceed 15% of an employee's compensation. The price of stock purchased under the Purchase Plan will be 85% of the lower of the fair market value of the common stock at the beginning of the three-month offering period or on the applicable purchase date. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment. The Board of Directors may at any time amend or terminate the Purchase Plan, except that no such amendment or termination may adversely affect rights previously granted under the Purchase Plan. The Purchase Plan will in all events terminate in September 2007.

     On August 27, 1997 the Company adopted its 1997 Stock Option Plan for Non-Employee Directors (the "Director Plan"), covering an aggregate of 100,000 shares of common stock. Under the Director Plan, each non-employee director of the Company who was a director of the Company on August 27, 1997, or who is thereafter elected as a director during the term of the Director Plan, shall be granted an option consisting of 10,000 shares of common stock, which option shall vest and become exercisable at the rate of 25% per year over the four-year period following the grant date. The exercise price of all options granted under the Director Plan shall be 100% of the fair market value of the common stock on the date of grant, and all such options shall have a term of 10 years. In addition, upon the expiration of each such four-year period during such non-employee director's term of office such non-employee director shall receive an additional option covering 10,000 shares of common stock, with the same vesting schedule, subject to the limitations set forth in the Director Plan.

======================================================

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK TO WHICH THIS PROSPECTUS RELATES, OR AN OFFER IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
Prospectus Summary.....................     3
Summary Consolidated Financial Data....     4
Risk Factors...........................     5
Use of Proceeds........................    12
Dividend Policy........................    12
Capitalization.........................    13
Dilution...............................    14
Selected Consolidated Financial Data...    15
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................    16
Business...............................    21
Management.............................    36
Certain Transactions...................    40
Principal and Selling Stockholders.....    41
Description of Capital Stock...........    43
Shares Eligible for Future Sale........    44
Underwriting...........................    46
Legal Matters..........................    47
Experts................................    47
Additional Information.................    48
Index to Financial Statements..........    49

                            ------------------------

  UNTIL            , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
======================================================
======================================================

                                2,000,000 Shares

                                      LOGO

                                  Common Stock

                            ------------------------

                                   PROSPECTUS
                            ------------------------

                            Needham & Company, Inc.

                                Unterberg Harris

                            ------------------------

                                        , 1997
======================================================

                                    APPENDIX


Inside front cover:

        Product photos and screen shots of Ascent Software.

Gatefold:


        Schematic diagram of scanning/capture/storage process

Inside back cover:

        Product photos and screen shots of Andrenaline image processing boards and ImageControls.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of the Common Stock being registered hereunder. All of the amounts shown are estimates except for the SEC registration fee, the NASD filing fee and the Nasdaq National Market application fee.

                                                                          TO BE PAID BY
                                                                           THE COMPANY
                                                                          --------------
        SEC registration fee............................................     $
        NASD filing fee.................................................
        Nasdaq National Market application fee..........................
        Printing expenses...............................................       *
        Legal fees and expenses.........................................       *
        Accounting fees and expenses....................................       *
        Blue sky fees and expenses......................................       10,000
        Transfer agent and registrar fees...............................       *
        Director and Officer liability insurance........................       *
        Miscellaneous...................................................       *
                                                                             --------
                  Total.................................................     $800,000
                                                                             ========

---------------

* To be filed by amendment

     The Company will bear the expenses of the Selling Stockholders in connection with the registration of their shares, other than the underwriting discounts and commissions.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As permitted by the Delaware General Corporation Law, the Restated Certificate of Incorporation of the Company (Exhibit 3.1 hereto) eliminates the liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a directors, except to the extent otherwise required by the Delaware General Corporation Law.

     The Restated Certificate of Incorporation provides that the Company will indemnify each person who was or is made a party to any proceeding by reason of the fact that such person is or was a director or officer of the Company against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith to the fullest extent authorized by the Delaware General Corporation Law. The Company's Bylaws (Exhibit 3.3 hereto) provide for a similar indemnity to directors and officers of the Company to the fullest extent authorized by the Delaware General Corporation Law.

     The Restated Certificate of Incorporation also gives the Company the ability to enter into indemnification agreements with each of its directors and officers. The Company has entered into indemnification agreement with each of its directors and officers (Exhibit 10.8 hereto), which provide for the indemnification of directors an officers of the Company against any an all expenses, judgments, fines, penalties and amounts paid in settlement, to the fullest extent permitted by law.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     The following is a summary of transactions by the Company during the last three years preceding the date hereof involving sales of the Company's securities that were not registered under the Securities Act:

     From time to time since July 1, 1994, the Registrant issued an aggregate of 423,625 incentive stock options, nonqualified stock options and rights to purchase Common Stock pursuant to the Registrant's Amended and Restated Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan and the 1996 Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan (collectively the "Plans") to officers, directors and employees of the Registrant. During the period referred to above, 40,987 options and rights to purchase granted pursuant to the Plans were exercised for an aggregate exercise price of $35,250. Exemption from the registration provisions of the Securities Act is claimed, with respect to the grant of options referred to above, on the basis that the grant of options did not involve a "sale" of securities and, therefore, registration thereof was not required, and with respect to the exercise of options and rights to purchase referred to above, on the basis that such transactions met the requirements of Rule 701 as promulgated under Section 3(b) of the Securities Act.

     In February 1996, Kofax Image Products, a California corporation ("Kofax California"), merged with and into its wholly-owned subsidiary, Kofax Image Products, Inc., a Delaware corporation ("Kofax Delaware"). In connection with the merger, Kofax Delaware issued an aggregate of 1,306,769 shares of Common Stock to the holders of common stock of Kofax California and an aggregate of 2,667,002 shares of preferred stock to the holders of preferred stock of Kofax California, such that holders of Common Stock and preferred stock of Kofax California received a proportionate interest in Kofax Delaware common stock and preferred stock, respectively, without giving effect to the offering. The issuances of securities will not be registered under the Securities Act due to the exemption from registration thereunder provided by Section 3(a)(9) thereof.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS

EXHIBIT
  NO.                                           DESCRIPTION
-------     -----------------------------------------------------------------------------------
  1.1       Form of Underwriting Agreement.*
  3.1       Restated Certificate of Incorporation of the Company.
  3.2       Bylaws of the Company, as currently in effect.
  4.1       Specimen Certificate of Common Stock.*
  5.1       Opinion of Stradling, Yocca, Carlson & Rauth, a Professional Corporation.*
 10.1       Amended and Restated Incentive Stock Option, Nonqualified Stock Option and
            Restricted Stock Purchase Plan (the "1992 Plan"), as amended on September 11, 1992.
 10.2       Form of Incentive Option Agreement pertaining to the 1992 Plan.*
 10.3       Form of Nonqualified Option Agreement pertaining to the 1992 Plan.
 10.4       Form of Restricted Stock Agreement pertaining to the 1992 Plan.
 10.5       1996 Incentive Stock Option, Nonqualified Stock Option and Restricted Stock
            Purchase Plan (the "1996 Plan").
 10.6       Form of Stock Option Agreement pertaining to the 1996 Plan.
 10.7       Form of Restricted Stock Purchase Agreement pertaining to the 1996 Plan.*
 10.8       Kofax Image Products, Inc. 1997 Stock Option Plan for Non-Employee Directors (the
            "Director Plan").
 10.9       Form of Stock Option Agreement pertaining to the Director Plan.*
 10.10      Kofax Image Products, Inc. 1997 Employee Stock Purchase Plan (the "1997 Plan").
 10.11      Form of Indemnification Agreement for Officers and Directors of the Company.
 10.12      Loan and Security Agreement, dated February 28, 1992, between the Company and
            Silicon Valley Bank; Amendment to Loan Agreement, dated March 9, 1993; Amendment to
            Loan and Security Agreement, dated October 10, 1994; Amendment to Loan and Security
            Agreement, dated October 5, 1995; Amendment to Loan and Security Agreement, dated
            January 26, 1996; and Amendment to Loan and Security Agreement, dated October 31,
            1996.
 10.13      First Restated Registration Rights Agreement, dated as of March 6, 1989, by and among the Company and the Purchasers identified therein.
 10.14      Lease, dated March 31, 1988, between The Irvine Company, as Landlord, and the
            Company, as Tenant, relating to the Company's Irvine, California offices; First
            Amendment to Lease, dated March 7, 1990; Second Amendment to Lease, dated May 4,
            1990; Third Amendment to Lease, dated August 22, 1991; Fourth Amendment to Lease, dated March 15, 1994; and Fifth Amendment to Lease, dated September 25, 1996.
 10.15      Net Lease, dated February 24, 1989, between LaserData, Inc. and Vesper Properties I
            Trust; Amendment 1, dated September 11, 1991; Amendment No. 2, dated August 31,
            1994; and Amendment No. 3, dated July 24, 1997.
 10.16      Asset Purchase Agreement, dated December 30, 1995, between the Company and
            LaserData, Inc.
 10.17      Distributor Agreement, dated August 16, 1990, between the Company and Law-Cypress
            Distributing.**
 10.18      Distributor Agreement, dated March 1, 1993, between the Company and Tech Data
            Corporation; Modification Agreement, dated September 24, 1996; Letter Amendment, dated October 16, 1996; Addendum, dated October 23, 1996.**

EXHIBIT
  NO.                                           DESCRIPTION
-------     -----------------------------------------------------------------------------------
 10.19      Distributor Agreement, dated July 25, 1990, between the Company and Cranel Inc.
 10.20      License Agreement, dated September 10, 1996, between the Company and CAERE
            Corporation.**
 10.21      Software License Agreement, dated October 1, 1993, between the Company and
            Softbridge Inc.**
 10.22      Software License Agreement, dated June 1, 1993, between the Company and Pixel
            Translations, Inc.; Modification to Software License Agreement, dated July 1, 1995;
            and Modification to Software License Agreement, dated June 1, 1996.**
 10.23      Services Contract, dated September 25, 1995, between the Company and Midcontinent
            Business Systems, Inc.**
 10.24      License Contract, dated July 1, 1996, between the Company and Midcontinent Business
            Systems, Inc.**
 10.25      NEST SDK Developer Product Distribution License Exhibit, dated July 31, 1996, between the Company and Novell, Inc.**
 10.26      Temporary Distribution License, dated October 17, 1996, between the Company and
            Novell, Inc.
 11.1       Computation of pro forma net income (loss) per share.
 23.1       Consent of Stradling, Yocca, Carlson & Rauth (see Exhibit 5.1).*
 23.2       Consent of Deloitte & Touche LLP.
 24.1       Power of Attorney (see page II-6).
 27.1       Financial Data Schedule.

---------------

 * To be filed by amendment.

** Registrant has sought confidential treatment pursuant to Rule 406 for a portion of the referenced exhibit.

     (b) FINANCIAL STATEMENT SCHEDULES

        Schedule II -- Valuation and Qualifying Accounts

     All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17. UNDERTAKINGS

     The Company hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The Company hereby undertakes that:

          For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

          For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933 the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 28th day of August, 1997.

                                          KOFAX IMAGE PRODUCTS, INC.

                                          By: /s/ DAVID S. SILVER
                                            ------------------------------------
                                            David S. Silver
                                            President and Chief Executive
                                              Officer

                               POWER OF ATTORNEY

     We, the undersigned directors and officers of Kofax Image Products, Inc., do hereby constitute and appoint David S. Silver and Ronald J. Fikert, or either of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) hereto or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended; and we do hereby ratify and confirm all that the said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                 TITLE                     DATE
---------------------------------------------   -----------------------------   ----------------

             /s/ DAVID S. SILVER                   Chairman of the Board,        August 28, 1997
---------------------------------------------    President, Chief Executive
               David S. Silver                      Officer and Director
                                                (Principal Executive Officer)

            /s/ RONALD J. FIKERT                Vice President Finance, Chief    August 28, 1997
---------------------------------------------       Financial Officer and
              Ronald J. Fikert                      Secretary (Principal
                                                   Financial and Principal
                                                     Accounting Officer)

              /s/ DEAN A. HOUGH                  Vice President, Engineering     August 28, 1997
---------------------------------------------           and Director
                Dean A. Hough

            /s/ ALEXANDER CILENTO                         Director               August 28, 1997
---------------------------------------------
              Alexander Cilento

           /s/ WILLIAM E. DROBISH                         Director               August 28, 1997
---------------------------------------------
             William E. Drobish

            /s/ CLIFFORD L. HAAS                          Director               August 28, 1997
---------------------------------------------
              Clifford L. Haas

                  SIGNATURE                                 TITLE                     DATE
---------------------------------------------   -----------------------------   ----------------

              /s/ B. ALLEN LAY                            Director               August 28, 1997
---------------------------------------------
                B. Allen Lay

             /s/ DAVID C. SEIGLE                          Director               August 28, 1997
---------------------------------------------
               David C. Seigle

                   KOFAX IMAGE PRODUCTS, INC. AND SUBSIDIARY

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                                                                   ADDITIONS
                                                     BALANCE AT    CHARGED TO
                                                     BEGINNING     COSTS AND                   BALANCE AT
                    DESCRIPTION                       OF YEAR       EXPENSES     DEDUCTIONS    END OF YEAR
---------------------------------------------------  ----------    ----------    ----------    -----------
Year ended June 30, 1995:
  Allowance for doubtful accounts and sales
     returns.......................................   $ 191,500      172,300          (800)     $ 363,000
  Obsolete inventory reserve.......................   $ 231,300      165,600      (238,500)     $ 158,400

Year ended June 30, 1996:
  Allowance for doubtful accounts and sales
     returns.......................................   $ 363,000      140,300      (121,800)     $ 381,500
  Obsolete inventory reserve.......................   $ 158,400      184,100      (169,000)     $ 173,500

Year ended June 30, 1997:
  Allowance for doubtful accounts and sales
     returns.......................................   $ 381,500      155,800      (114,400)     $ 422,900
  Obsolete inventory reserve.......................   $ 173,500      376,500      (186,800)     $ 363,200

                                 EXHIBIT INDEX

                                                                                      SEQUENTIALLY
EXHIBIT                                                                                 NUMBERED
  NO.                                     DESCRIPTION                                     PAGE
-------     ------------------------------------------------------------------------  ------------
  1.1       Form of Underwriting Agreement*.........................................
  3.1       Restated Certificate of Incorporation of the Company....................
  3.2       Bylaws of the Company, as currently in effect...........................
  4.1       Specimen Certificate of Common Stock*...................................
  5.1       Opinion of Stradling, Yocca, Carlson & Rauth, a Professional
            Corporation*............................................................
 10.1       Amended and Restated Incentive Stock Option, Nonqualified Stock Option
            and Restricted Stock Purchase Plan (the "1992 Plan"), as amended on
            September 11, 1992......................................................
 10.2       Form of Incentive Option Agreement pertaining to the 1992 Plan*.........
 10.3       Form of Nonqualified Option Agreement pertaining to the 1992 Plan.......
 10.4       Form of Restricted Stock Agreement pertaining to the 1992 Plan..........
 10.5       1996 Incentive Stock Option, Nonqualified Stock Option and Restricted
            Stock Purchase Plan (the "1996 Plan")...................................
 10.6       Form of Stock Option Agreement pertaining to the 1996 Plan..............
 10.7       Form of Restricted Stock Purchase Agreement pertaining to the 1996
            Plan*...................................................................
 10.8       Kofax Image Products, Inc. 1997 Stock Option Plan for Non-Employee
            Directors (the "Director Plan").........................................
 10.9       Form of Stock Option Agreement pertaining to the Director Plan*.........
 10.10      Kofax Image Products, Inc. 1997 Employee Stock Purchase Plan (the "1997
            Plan")..................................................................
 10.11      Form of Indemnification Agreement for Officers and Directors of the
            Company.................................................................
 10.12      Loan and Security Agreement, dated February 28, 1992, between the
            Company and Silicon Valley Bank; Amendment to Loan Agreement, dated
            March 9, 1993; Amendment to Loan and Security Agreement, dated October
            10, 1994; Amendment to Loan and Security Agreement, dated October 5,
            1995; Amendment to Loan and Security Agreement, dated January 26, 1996;
            and Amendment to Loan and Security Agreement, dated October 31, 1996....
 10.13      First Restated Registration Rights Agreement, dated as of March 6, 1989, by and among the Company and the Purchasers identified therein..........
 10.14      Lease, dated March 31, 1988, between The Irvine Company, as Landlord, and the Company, as Tenant, relating to the Company's Irvine, California offices; First Amendment to Lease, dated March 7, 1990; Second Amendment to Lease, dated May 4, 1990; Third Amendment to Lease, dated August 22,
            1991; Fourth Amendment to Lease, dated March 15, 1994; and Fifth
            Amendment to Lease, dated September 25, 1996............................
 10.15      Net Lease, dated February 24, 1989, between LaserData, Inc. and Vesper
            Properties I Trust; Amendment 1, dated September 11, 1991; Amendment No.
            2, dated August 31, 1994; and Amendment No. 3, dated July 24, 1997......
 10.16      Asset Purchase Agreement, dated December 30, 1995, between the Company and LaserData, Inc. ....................................................
 10.17      Distributor Agreement, dated August 16, 1990, between the Company and
            Law-Cypress Distributing**..............................................

                                                                                      SEQUENTIALLY
EXHIBIT                                                                                 NUMBERED
  NO.                                     DESCRIPTION                                     PAGE
-------     ------------------------------------------------------------------------  ------------
 10.18      Distributor Agreement, dated March 1, 1993, between the Company and Tech
            Data Corporation; Modification Agreement, dated September 24, 1996;
            Letter Amendment, dated October 16, 1996; Addendum, dated October 23,
            1996**..................................................................
 10.19      Distributor Agreement, dated July 25, 1990, between the Company and
            Cranel Inc..............................................................
 10.20      License Agreement, dated September 10, 1996, between the Company and
            CAERE Corporation**.....................................................
 10.21      Software License Agreement, dated October 1, 1993, between the Company and Softbridge Inc.**...................................................
 10.22      Software License Agreement, dated June 1, 1993, between the Company and
            Pixel Translations, Inc.; Modification to Software License Agreement,
            dated July 1, 1995; and Modification to Software License Agreement,
            dated June 1, 1996**....................................................
 10.23      Services Contract, dated September 25, 1995, between the Company and
            Midcontinent Business Systems, Inc.**...................................
 10.24      License Contract, dated July 1, 1996, between the Company and
            Midcontinent Business Systems, Inc.**...................................
 10.25      NEST SDK Developer Product Distribution License Exhibit, dated July 31,
            1996, between the Company and Novell, Inc.**............................
 10.26      Temporary Distribution License, dated October 17, 1996, between the
            Company and Novell, Inc. ...............................................
 11.1       Computation of pro forma net income (loss) per share....................
 23.1       Consent of Stradling, Yocca, Carlson & Rauth (see Exhibit 5.1)*.........
 23.2       Consent of Deloitte & Touche LLP........................................
 24.1       Power of Attorney (see page II-6).......................................
 27.1       Financial Data Schedule.................................................

---------------

 * To be filed by amendment.

** Registrant has sought confidential treatment pursuant to Rule 406 for a portion of the referenced exhibit.